Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ZORO BIDCO, INC.,

ZORO MERGER SUB, INC.,

ZENDESK, INC.

Dated as of June 24, 2022

i

ii

iii

This AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2022 (this “Agreement”), is by and among Zoro BidCo, Inc., a Delaware corporation (“Parent”), Zoro Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Zendesk, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that on the terms and subject to the conditions in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has unanimously determined that it is fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), and declared it advisable, to enter into this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and the transactions contemplated by this Agreement, including the Merger immediately following the execution of this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors are entering into a fee funding agreement in favor of the Company (each, a “Fee Funding Agreement” and, collectively, the “Fee Funding Agreements”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely at 7:00 a.m., New York City time, on the fifth (5th) Business Day after the satisfaction or waiver (to the extent such waiver is permitted by applicable Law and this Agreement) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Company Certificate of Incorporation shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Zendesk, Inc.” and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the Company By-Laws shall be amended so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Zendesk, Inc.”

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock” or “Shares” and each, a “Share”) (other than (i) Shares to be cancelled or converted pursuant to Section 2.1(b), (ii) Dissenting Shares, and (iii) for the avoidance of doubt, Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards (“Unconverted Shares”)) shall be converted automatically into and shall thereafter represent the right to receive $77.50 in cash, without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.3(b)(iii). As of the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share.

(b) Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is issued and outstanding and owned, directly or indirectly, by Parent or its Subsidiaries, including Merger Sub, immediately prior to the Effective Time or held by the Company or its wholly owned Subsidiaries immediately prior to the Effective Time (in each case, other than any such Shares held in a fiduciary, representative or other capacity on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL (it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, upon surrender of such Certificate formerly representing such Share or the transfer of such Book-Entry Share, as applicable. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands) and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands after the date hereof until the Effective Time. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, voluntary offer to settle, or settle or compromise rights with respect to any such demands.

(e) Adjustments. Notwithstanding the foregoing, the Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Treatment of Stock Options and Other Stock-Based Awards.

(i) Company Stock Options. Each In-the-Money Company Stock Option that is vested by its terms and outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and converted into the right to receive, without interest, at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax law with respect to the making of such payment. Each Company Stock Option that is outstanding as of immediately prior to the Effective Time that is not an In-the-Money Company Stock Option, whether vested or unvested, shall be canceled as of the Effective Time for no consideration.

(ii) Company Stock-Based Awards. At the Effective Time, each Company Stock-Based Award that is vested by its terms and outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall be canceled, and shall entitle the holder thereof to the right to receive from the Surviving Corporation, without interest, at the Effective Time an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the aggregate Option Consideration is referred to in this Agreement as the “Equity Award Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax law with respect to the making of such payment.

(iii) Conversion to Cash Awards. Immediately prior to the Effective Time, each In-the-Money Company Stock Option and Company Stock-Based Award that is then outstanding and not vested by its terms shall be canceled and converted as of the Effective Time into a Cash Award (assuming achievement of performance for performance-based Company Stock-Based Awards using the same formula provided for in the applicable award agreement). Such Cash Award shall remain subject to the same time-vesting terms and conditions that applied to the associated Company Stock Option or Company Stock-Based Award, as applicable (except for any performance-based vesting conditions), immediately prior to the Effective Time, including the requirement of continued service with the Surviving Corporation or its Affiliates through the applicable vesting date or through the end of the original performance period, as applicable, and the applicable cash amounts shall be paid out, without interest and less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment, on the next payroll date following the applicable vesting dates, so long as the applicable portion of the Cash Award became or becomes vested prior to the applicable holder’s termination of service with the Surviving Corporation and its Affiliates.

(iv) Payment of Equity Award Consideration. At the Effective Time, Parent shall, to the extent that sufficient funds are not available at the Company or any of its Subsidiaries, deposit the Equity Award Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Options and Company Stock-Based Awards, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Equity Award Consideration to such holders through its payroll system as promptly as practicable (but in no event later than three (3) Business Days) following the Effective Time.

(v) Board Action for Company Equity Awards and Cash Awards. As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plans) shall adopt such resolutions or take action by written consent in lieu of a meeting that are necessary for the treatment of the Company Equity Awards and the Cash Awards pursuant to Section 2.2 and will not adopt any resolutions or take any other action to accelerate the vesting of the Company Stock Options or the Company Stock-Based Awards.

(b) Employee Stock Purchase Plan. As soon as practicable following the date hereof (but in any event within two (2) Business Days), the Board of Directors of the Company (or, if appropriate, any committee administering the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”)) shall adopt resolutions or take action by written consent in lieu of a meeting as necessary to provide that, with respect to the ESPP, (i) the ESPP shall be suspended such that no new offering periods will commence following the date of this Agreement and no changes or elections can be made after the date hereof, (ii) each offering period in effect as of the date hereof will end on the earlier of its regular end date and fourteen (14) Business Days prior to the Effective Time, (iii) the ESPP will, contingent upon the occurrence of the Closing, be terminated on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter, and (iv) the Company will promptly refund all participant contributions remaining in the ESPP after processing the purchase of Company Common Stock with respect to each offering period in effect as of the date hereof.

Section 2.3 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares, Unconverted Shares or Dissenting Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Unconverted Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall also act as the agent for the applicable Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Notwithstanding anything to the contrary herein, the Equity Award Consideration will not be deposited with the Paying Agent and will be paid in accordance with Section 2.2. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall use reasonable best efforts to cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement and the Company shall direct its transfer agent to deliver a final record holders list to the Paying Agent at least one (1) Business Day prior to the Closing (the “Final Record Holder List”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree) (provided that if the Paying Agent does not customarily require a letter of transmittal with respect to Book-Entry Shares or utilizes an online portal for holders of record with valid email addresses, no letter of transmittal shall be required to be mailed to such holders), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal (if required), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares (other than holders of Cancelled Shares, Unconverted Shares or Dissenting Shares) shall be entitled to receive in exchange therefor an amount in cash in U.S. dollars equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.3(b)(iii) The Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered or the Book-Entry Share shall be forthwith cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the applicable Merger Consideration in any name other than that of the registered holder, cash in U.S. dollars to be paid upon due surrender of the Certificate may be paid with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence, to the reasonable satisfaction of the Paying Agent, that any such Taxes have been paid or are not applicable.

(iii) Each of Parent, the Paying Agent, the Company and the Surviving Corporation (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state or local or non-U.S. Tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c) Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares (other than Cancelled Shares, Unconverted Shares or Dissenting Shares) are validly presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 2. The Company shall execute a letter of termination conditioned on the Closing with its transfer agent at or prior to the Effective Time.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article 2 upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.3(g)) or Book-Entry Shares shall not have been surrendered or transferred, as applicable, prior to the date on which any Merger Consideration, pursuant to this Article 2, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any loss of any of the funds included in the Payment Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Payment Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall be the sole and exclusive property of Parent and shall promptly be paid to Parent (or such other person as Parent may designate).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate an amount in cash in U.S. dollars (after giving effect to any Tax withholding as provided in Section 2.3(b)(iii)) equal to (x) the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by (y) the Merger Consideration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished to the SEC after January 1, 2020 and prior to the date hereof (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system at least two (2) Business Days prior to the date hereof and excluding any forward-looking statements, risk factors or other statements that are predictive, forward-looking or primarily cautionary in nature but including any historical factual information contained within such statements), it being understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4(b), Section 3.17, Section 3.19 or Section 3.20, or (b) as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and hereby agreed that disclosure of any information in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except (i) with respect to the Company’s Subsidiaries, where the failure to be so organized and existing or (ii) where to have such power and authority, in each case of clauses (i) and (ii), would not have, individually or in the aggregate, a Company Material Adverse Effect and (y) qualified to do business and is in good standing (with respect to jurisdictions which recognize that concept) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification is necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Certificate of Incorporation and Company By-Laws, each as amended through the date hereof. Each of the Company Certificate of Incorporation and Company By-Laws is in full force and effect and the Company is not in violation in any material aspect of any of the foregoing documents.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of: four hundred million (400,000,000) shares of Company Common Stock; and (ii) ten million (10,000,000) shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). As of June 22, 2022 (the “Company Capitalization Date”): (A) 123,270,893 shares of Company Common Stock were issued and outstanding; (B) zero shares of Company Preferred Stock were issued and outstanding; (C) zero shares of Company Common Stock were held by the Company as treasury shares; (D) 3,507,161 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options, excluding outstanding purchase rights under the ESPP; (E) 6,100,409 shares of Company Common Stock were subject to issuance pursuant to outstanding time-based restricted stock units; (F) 129,918 shares of Company Common Stock were subject to issuance pursuant to outstanding awards of performance-based restricted stock units (assuming achievement of the target level of performance at the end of the applicable performance period), (G) 67,111,543 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2014 Stock Option and Incentive Plan and the Company’s 2009 Stock Option and Grant Plan; and (H) 11,883,731 shares of Company Common Stock were reserved for future issuance pursuant to the ESPP.

(b) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance as noted in Section 3.2(a), when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable, free of pre-emptive rights and not subject to or issued in violation of any purchase option, call option, right of first refusal, or any similar right pursuant to any provision of applicable Law or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any foreign, federal or state securities Laws.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a complete and correct list, in all material respects, as of the Company Capitalization Date, of all outstanding Company Equity Awards, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) the exercise or purchase price per share, if any, (v) the vesting schedule, (vi) the number of unvested and vested shares subject to each such award, (vii) the expiration date of each such award and (viii) the Company Stock Plan under which such award was granted. Further, the Company has made available to Parent a complete and correct schedule of all participant elections under the ESPP for all offering periods currently in effect, including, by participant, participant contributions to date and expected participant contributions through the end of each such offering period.

(d) Except (x) as set forth in Section 3.2(a), (y) any shares of capital stock, other equity interests, voting securities or any other ownership securities subject to issuance pursuant to the Existing Notes and the Capped Calls and (z) for changes resulting solely from the exercise of Company Stock Options or the vesting of Company Stock-Based Awards, as of the date of this Agreement: (i) the Company does not have any shares of capital stock, other equity interests, voting securities or any other ownership securities issued, reserved for issuance or outstanding; and (ii) other than the purchase of shares of Company Common Stock under the ESPP, there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or other right (whether or not currently exercisable) issued or granted by the Company to acquire any shares of capital stock or other securities or ownership interests of the Company; (B) outstanding security, instrument or obligation issued, granted or entered into by the Company that is or may become convertible into or exchangeable for any shares of capital stock or other securities or ownership interests of the Company; (C) Contract under which the Company is obligated to either (x) sell or otherwise issue any shares of its capital stock or any other securities or (y) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities or ownership interests of the Company (the items in clause (i) and clause (ii)(A) through (D) being referred to collectively as the “Company Securities”).

(e) There are no accrued but unpaid dividends with respect to any Company Securities or Company Subsidiary Securities. Except for the Existing Notes and the Capped Calls, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the Company Stockholders on any matter.

(f) There are no voting trusts, voting agreements, stockholders agreements, Contracts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the Company Securities or Company Subsidiary Securities.

(g) Except as set forth on Section 3.2(g) of the Company Disclosure Letter, all of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions under applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. Except as set forth on Section 3.2(g) of the Company Disclosure Letter, as of the date of this Agreement there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or other right (whether or not currently exercisable) issued or granted by any Subsidiary of the Company to acquire any shares of capital stock or other securities or ownership securities of any Subsidiary of the Company; (B) outstanding security, instrument or obligation issued, granted or entered into by any Subsidiary of the Company that is or may become convertible into or exchangeable for any shares of capital stock or other securities or ownership interests of any Subsidiary of the Company; (C) Contract under which any Subsidiary of the Company is obligated to either (x) sell or otherwise issue any shares of its capital stock or any other securities or (y) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities or (D) restricted shares, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other securities or ownership interests of any Subsidiary of the Company (the items in clause (i) and clause (ii)(A) through (D) being referred to collectively as the “Company Subsidiary Securities”).

Section 3.3 Corporate Authority Relative to This Agreement.

(a) The Company has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby or thereby and, except for the Company Stockholder Approval, the foregoing has been duly and validly authorized by all necessary corporate actions on the part of the Company. The Board of Directors of the Company at a duly held meeting has unanimously (i) determined that it is fair and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, including the Merger, and (iii) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Recommendation”), which Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof and directed that such matter be submitted for consideration of the Company Stockholders at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve, adopt or authorize this Agreement or any other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby, including the Merger, or thereby.

(b) Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of the Company Securities or Company Subsidiary Securities required to adopt this Agreement (the “Company Stockholder Approval”).

(c) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of Parent and Merger Sub, constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general equitable principles (collectively, the “Enforceability Limitations”).

Section 3.4 Governmental Authorization; Non-Contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, including the Merger, and thereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (B) any other applicable Regulatory Law, (iii) compliance with the applicable requirements of the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), including, without limitation, the filing of the Proxy Statement with the SEC, (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky Laws and (vi) the filing of the CFIUS Notice and any similar foreign direct investment filings required under applicable Law and obtaining approval with respect thereto, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Assuming compliance with the matters referenced in Section 3.4(a), the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.4(a), the receipt of the Company Stockholder Approval and assuming the representations and warranties in Section 4.9 are true and correct, contravene, conflict with or constitute a violation of or breach any provision of any applicable Law or (iii) require consent or other action by any person under or result in any violation of, or default (with or without notice or lapse of time, or both) under, or other event that (with or without notice or lapse of time, or both) would constitute a default, or give rise to a right of or permit termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under any Company Material Contract or result in the creation or imposition of any Liens, other than any Permitted Liens, upon any assets of the Company or its Subsidiaries, other than, in the case of clause (i) with respect to the Company’s Subsidiaries and clauses (ii) and (iii), any such contravention, violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished on a timely basis all forms, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2020 (the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) (i) the Company SEC Documents complied as to form and substance in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) as the case may be and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with, or make any other filing with, or furnish any other material to, the SEC. As of the date hereof, to the Knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (in each case, including all related notes) in all material respects (i) have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis for the periods then ended (except as may be indicated therein or in the notes thereto) and (ii) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, except in the case of the unaudited statements with respect to clause (i) or (ii), as permitted by the SEC and subject to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, none of which would be reasonably expected to be, as of the date hereof, material individually or in the aggregate).

Section 3.6 Internal Controls and Procedures.

(a) The Company has established, and the management of the Company maintains and enforces in all material respects, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure the reliability of the Company’s financial reporting, including that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information relating to the Company, including its consolidated Subsidiaries, is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2021, which is the most recent such assessment completed, and such assessment concluded that such controls were effective and has not identified (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in Internal Controls and/or (ii) any actual fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company is in is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries, has received any material, written unresolved complaint, allegation, assertion or claim in writing or, to the Knowledge of the Company, orally regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents, (b) as arising in connection with the transactions contemplated by this Agreement or the Transaction Documents or in connection with obligations under existing contracts or applicable Law, (c) for liabilities and obligations incurred in the ordinary course of business since March 31, 2022 (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability or obligation under applicable Law that individually, or in the aggregate, would be material to the Company) and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.

(a) From December 31, 2021 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business (other than in connection with modifications, suspensions and/or alterations of policies or operations resulting from, or determined by the Company, acting reasonably and in good faith, to be advisable and reasonably necessary in response to, Covid-19 or any Covid-19 Measures or sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine).

(b) From December 31, 2021 through the date hereof, there has not occurred any event or development that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Investigations; Litigation. As of the date hereof, (a) there is no judgment, order, decree, or award of a Governmental Entity or arbitrator or other settlement or similar agreement (collectively “Order”) outstanding or unsatisfied against the Company or any of the Company’s Subsidiaries or any of their properties, rights or assets which, if adversely decided against the Company or any of its Subsidiaries, would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties, rights or assets at Law or in equity, by or before any Governmental Entity or arbitrator, in each case which, if adversely decided against the Company or any of its Subsidiaries, would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are, and since January 1, 2020 have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company’s Subsidiaries are in possession of all grants, authorizations, licenses, permits, exceptions, consents, certificates and approvals issued by any Governmental Entity which are material to the Company and its Subsidiaries, taken as a whole and necessary for the Company and the Company’s Subsidiaries to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, (x) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents and other persons acting on behalf of the Company or any of its Subsidiaries (in their capacity as such), are, and during the past five (5) years, have been in compliance with (i) the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, and any similar anti-corruption Law (collectively, “Anti-corruption Laws”) and (ii) all applicable anti-money laundering laws (“Money Laundering Laws”) and (y) for the past three (3) years (i) there has been no voluntary disclosure to or claim, complaint, charge, investigation, or proceeding by a Governmental Entity, or any pending (or, to the Knowledge of the Company, threatened) litigation, in each case relating to Anti-corruption Laws or Money Laundering Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries (in their capacity as such). The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance in all material respects with Anti-corruption Laws and Money Laundering Laws.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter or as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, any agent or person acting on its or any Subsidiary’s behalf (in their capacity as such) is currently or in the last three (3) years has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions and Export Control Laws or U.S. anti-boycott requirements. Except as set forth on Section 3.10(d) of the Company Disclosure Letter or as would not otherwise be material to the Company and its Subsidiaries, taken as a whole, (x) within the last three (3) years, there have been no claims, complaints, charges, investigations, voluntary disclosures, or proceedings by any Governmental Entity under Sanctions and Export Control Laws involving the Company or any of its Subsidiaries and (y) the Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with Sanctions and Export Control Laws.

Section 3.11 Labor Matters.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, works council arrangement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there is no activity or proceeding by a labor union or labor organization or representative thereof to organize any employees of the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, for the past three (3) years the Company and its Subsidiaries have been in compliance with all Laws regarding employment and employment practices (including anti-discrimination and anti-harassment), terms and conditions of employment, such as wages and hours (including proper classification of workers as independent contractors and consultants as well as eligibility of employees for overtime pay and equitable pay practices) workplace safety and health, workers’ compensation, harassment or abuse in employment, and immigration and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no allegations, complaints or claims relating to non-compliance with the foregoing are pending or, to the Knowledge of the Company, threatened.

(c) During the past three (3) years, to the Knowledge of the Company, no claims of or Actions for sexual harassment or sexual misconduct have been made against: (i) any officer or director of the Company or any of its U.S. Subsidiaries in his or her capacity as an officer or director of the Company or any of its U.S. Subsidiaries, or (ii) any executive or management employee of the Company or any of its U.S. Subsidiaries at the level of senior vice president or above in his or her capacity as an employee of the Company or any of its U.S. Subsidiaries.

Section 3.12 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and its Subsidiaries have conducted their respective businesses since January 1, 2021 in compliance with, and have no liabilities arising under, all applicable Environmental Laws;

(b) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;

(c) since January 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses;

(d) since January 1, 2021, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and

(e) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans as of the date hereof. Section 3.13(a) of the Company Disclosure Letter lists all material Company Foreign Plans as of the date hereof.

(b) With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) a current copy (or, to the extent that the Company Benefit Plan is not written, a written summary of material terms) of all current plan documents (including all material written amendments thereto) (which with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description; and (vi) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations by, any Governmental Entity during the past three (3) years.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan has been established, maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) the Company and its Subsidiaries have complied with all applicable Laws in all material respects with respect to each plan, policy, program, arrangement or understanding maintained or sponsored by any Governmental Entity to which the Company or any of its Subsidiaries is required to contribute; (iii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; and (iv) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made.

(d) None of the Company Benefit Plans are, and neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has, in the past six (6) years, maintained, established, contributed to, or has or had any liability (contingent or otherwise), or been obligated to contribute to any plan that is or was (i) subject to Title IV of ERISA or Section 302 of the ERISA or Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)or (iii) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, including a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations, in each case, with respect to any Company Benefit Plan, which have been asserted or instituted.

(f) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Foreign Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iii) has been maintained in compliance with all applicable Laws (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities.

(i) Except as set out in this Agreement, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) cause any compensation payment to become due or any entitlement of additional benefits to become payable to any current or former employee or independent contractor of the Company or any of its Subsidiaries, (ii) accelerate vesting, time of payment, or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) or any increase in the amount of any compensation or benefits payable pursuant to any Company Benefit Plan, or (iii) give rise to any payment (whether in cash or property or the vesting of property or compensation award) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, including any amount or entitlement previously paid or provided, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.14 Proxy Statement. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, together with any amendments or supplements thereto, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement and the transactions contemplated hereby, including the Merger, by Company Stockholders will not, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company Stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates (including the Equity Investors) specifically for inclusion or incorporation by reference therein.

Section 3.15 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable (whether or not shown on any Tax Return), except, in the case of clause (i) or this clause (ii) hereof, with respect to matters for which adequate reserves have been established in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) the Company and each of its Subsidiaries have complied in all respects with applicable Laws relating to the withholding of Taxes (including any information reporting requirements), (iv) there is no deficiency for any Taxes which has been proposed, asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries which has not been paid, withdrawn or settled, (v) no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary, as applicable, is subject to income Tax in such jurisdiction, (vi) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (vii) there are not any ongoing, pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes, (viii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (ix) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (x) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than (A) any commercial agreement not primarily related to Taxes or (B) any agreement the only parties to which are the Company and/or its Subsidiaries), and (xi) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Notwithstanding any other provisions of this Agreement to the contrary, the representations made in Section 3.13 and this Section 3.15 are the sole and exclusive representations and warranties of the Company with respect to Taxes.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, whether disputed or not, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report, form or similar filing (including any attachments to such filing) required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.16 Intellectual Property.

(a) Schedule 3.16(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all material Company Intellectual Property: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications or other applications for registrations of other Intellectual Property Rights and (iii) Internet domain names and social media accounts. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the rights to use, all material Intellectual Property Rights that is necessary to conduct, or otherwise used in, the business as currently conducted.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) there are no opposition or cancellation proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, concerning the ownership, validity or enforceability of the Registered Company Intellectual Property (other than ordinary course proceedings related to the application for any item of Company Intellectual Property), (ii) to the Knowledge of the Company, since January 1, 2020, there has been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or its Subsidiaries thereof, of any Company Intellectual Property; and (iii) the conduct of the business of the Company and its Subsidiaries as currently conducted and the operation of the Company and its Subsidiaries as conducted since January 1, 2020, does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other person and neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2020 alleging that the operation of the business of the Company infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other person.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each item of material Registered Company Intellectual Property: (A) the Company is the sole and exclusive owner of it free and clear of all Liens other than Permitted Liens; (B) to the Knowledge of the Company, the Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to Registered Company Intellectual Property, except in each case as any of the Company or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application; and (C) it is subsisting, and to the Knowledge of the Company, not invalid or unenforceable.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable actions (consistent with practices that are customary in the Company’s industry) to protect and maintain material Trade Secrets included in the Company Intellectual Property, and (ii) to the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any Trade Secrets included in the Company Intellectual Property.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each employee, officer, or contractor who contributed to the development of any material Intellectual Property Rights during the course of such person’s work for, or on behalf of, the Company or its Subsidiaries has assigned (by written agreement or by operation of law) all such Intellectual Property Rights to the Company or its Subsidiaries, and (ii) no present or former employee, officer, director, agent, outside contractor or consultant of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property.

(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance, and at all times in the last three (3) years have complied, with all Data Privacy/Security Requirements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect all vendors, processors, subcontractors and other persons acting for or on behalf of the Company and its Subsidiaries in connection with the Processing of Personal Information or that otherwise have been authorized to have access to the IT Systems or the Personal Information in the possession or control of the Company and its Subsidiaries are in compliance, and at all times in the last three (3) years have complied, with the Data Privacy/Security Requirements. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will not breach or otherwise cause any violation of any Data Privacy/Security Requirement in any material respect or require the consent, waiver or authorization of, or declaration, filing or notification to, any person under any such Data Privacy/Security Requirement. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no, and have not been in the last three (3) years, any actions pending or, to the Knowledge of the Company, threatened against any of the Company and its Subsidiaries concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the IT Systems (i) are adequate and sufficient for the operation of the business of the Company and each of its Subsidiaries as currently conducted, and (ii) have not materially malfunctioned, crashed, or failed within the past three (3) years, except, in the case of clause (i) and (ii), for routine bugs and/or glitches in the Company Software that may be promptly remedied in the ordinary course of the business of the

Company and its Subsidiaries and (iii) do not contain any Malicious Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, in the past three (3) years, (i) there has been no material loss, damage, misuse or unauthorized use, access, modification, destruction, disclosure, or other breach of the Personal Information maintained by or on behalf of the Company or its Subsidiaries (including, but not limited to, any event that would give rise to a breach or incident for which notification by the Company to individuals and/or Governmental Entities is required under Data Privacy/Security Requirements), and (ii) there has been no security breach of, unauthorized access to, or unauthorized use of any of the IT Systems of the Company or any of its Subsidiaries.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available any proprietary source code for any Company Software to any escrow agent or other person who is not an employee or consultant and acting on behalf of the Company or its Subsidiaries.

(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) except for commercially available Software and Open Source Software, the Company or its Subsidiaries owns the Copyright in the material proprietary Software owned (or purported to be owned) or that was developed by, or on behalf of, the Company or its Subsidiaries, that is material to the core proprietary technical platform of the Company (collectively, the “Company Software”); and (ii) neither the Company nor its Subsidiaries has combined Open Source Software with any Company Software and distributed such combined Software such that such Company Software would become subject to the terms of the license under which such Open Source Software is licensed that require the disclosure or distribution to any person or the public of any portion of the source code for such Company Software. The Company and its Subsidiaries are each in material compliance with all terms and conditions of any relevant license for Open Source Software used in the Company Software, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of restriction in any antitakeover statute or regulation or any anti-takeover provision in the Company Certificate of Incorporation or Company By-Laws is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or the Contracts filed as exhibits with the Company SEC Documents as of the date of this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or have any of their respective properties or assets bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) purports to limit in any respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iii) that (A) grants any exclusive rights or “most favored nation” status to any third party or (B) contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements from a third party, except for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) provides for the acquisition or disposition by the Company or any of its Subsidiaries of any assets, business or person (whether by merger, sale of stock, sale of assets or otherwise) with a value in excess of $20 million under which the Company or any of its Subsidiaries has material obligations remaining (other than confidentiality obligations) to be performed as of the date hereof, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(v) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, except for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) relates to any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) is an indenture, credit agreement, loan agreement, note, or other Contract providing for indebtedness for borrowed money of the Company or any of its Subsidiaries with an available principal amount (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $10 million;

(viii) involves performance of services or delivery of products by the Company or any of its Subsidiaries with each of the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, in each case measured on the basis of the annual recurring revenue calculated as of December 31, 2021 and cannot be cancelled by the Company or its Subsidiaries without penalty or further payment without more than one hundred twenty (120) days’ notice (other than payments for services rendered to the date);

(ix) required the payment by the Company or its Subsidiaries in an amount in excess of $5 million in the fiscal year ended December 31, 2021 and cannot be cancelled by the Company or its Subsidiaries without liability, penalty or further payment without more than one hundred twenty (120) days’ notice (other than payments for services rendered to the date);

(x) is a settlement agreement or similar Contract involving any resolution or settlement since January 1, 2019 of any actual or threatened Action (x) with any Governmental Entity, (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $2 million, (z) imposed any material ongoing non-monetary obligation or requirements on the Company or any of its Subsidiaries, or (z) included any admissions of liability or responsibility by the Company or any of its Subsidiaries;

(xi) is a Government Contract that involves more than $6 million of annual recurring revenue;

(xii) is a material Contract with respect to any Intellectual Property Rights pursuant to which the Company or any of its Subsidiaries is a licensee or licensor, other than (A) licenses for commercially available software or “off-the-shelf” or “shrink-wrap” licenses with respect to which such Company or Subsidiary is a licensee, (B) or non-exclusive licenses granted in the ordinary course of business, (C) Contracts with current and former employees, contractors or consultants of the Company or its Subsidiaries and (D) nondisclosure agreements; or

(xiii) commits the Company or any of its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xii).

Each Contract of the type described in this Section 3.18 and each Contract required to be filed as an exhibit to the Company SEC Documents or of such type entered into after the date of this Agreement is referred to herein as a “Company Material Contract” (provided, that solely for purposes of Section 5.1(b) hereof, Company Material Contract shall include any Material Real Property Lease with an annual rent of $1 million or more) and has been made available to Parent.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and, as of the date of this Agreement, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder, where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, enforceable against the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except that such enforcement may be subject to the Enforceability Limitations.

Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received (a) an opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and conditions set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent), is fair, from a financial point of view, to such holders (the “Qatalyst Opinion”) and (b) an opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (the “GS Opinion” and together with the Qatalyst Opinion, the “Fairness Opinions”). Signed copies of the Fairness Opinions will be made available to Parent for informational purposes only on a non-reliance basis promptly after the execution of this Agreement by each of the parties hereto (it being understood and agreed that each such opinion is for the benefit of the Board of Directors of the Company only).

Section 3.20 Finders or Brokers. Except Qatalyst Partners LP and Goldman Sachs & Co. LLC, neither the Company nor any of its Subsidiaries has employed, retained or authorized to act on behalf of the Company or any of its Subsidiaries any investment banker, broker finder or other similar financial intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 3.21 Properties.

(a) The Company does not own any real property.

(b) The Company has disclosed in the Company SEC Documents a list of all material leased or subleased real property for which the Company or a Subsidiary of the Company is a tenant or subtenant (such real property, the “Company Real Property”) to the extent required under SEC rules and regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease or sublease or other occupancy agreement (together with any material amendments, each, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries leases, subleases, or otherwise uses or occupies any such Company Real Property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease, and neither the Company nor any of its Subsidiaries has received or given any notice in writing that it or a counterparty has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured, (iii) neither the Company nor any of its Subsidiaries has subleased or otherwise granted any person the right to use or occupy any Company Real Property and (iv) there is no condemnation proceeding pending or, to the Knowledge of the Company, threatened as to any Company Real Property nor any casualty which has not been fully restored.

Section 3.22 Government Contracts.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, (i) the Company and each of the Company Subsidiaries have complied with the terms and conditions of each Government Contract and all Laws applicable to each Government Contract; (ii) the representations, certifications and warranties made by Company and each of the Company Subsidiaries in writing with respect to each Government Contract were accurate as of their respective effective dates; (iii) no terminations for default or cause, cure notices, or “show cause” notices have been issued in writing to the Company or any Company Subsidiary with respect to any Government Contract; and (iv) there have been no material outstanding claims, requests for equitable adjustment, or disputes relating to any Government Contract.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any Subsidiary of the Company nor any of their principals (as defined in 48 U.S.C. § 2.101) has been debarred, suspended, or proposed for debarment or otherwise excluded from participation in the award of Government Contracts by any Governmental Entity. There is no pending or, to the Knowledge of the Company, threatened civil fraud or criminal investigation, indictment or information of the Company or any Subsidiary of the Company by any Governmental Entity relating to any Government Contract.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any Subsidiary of the Company (i) has conducted or initiated any internal investigation, or made a voluntary disclosure or mandatory disclosure under the Federal Acquisition Regulation mandatory disclosure provisions (48 C.F.R. § 52.203-13) or similar regulatory requirements with respect to any alleged misstatement, or omission, arising under or relating to any Government Contract, and (ii) has received written, credible evidence of a violation of federal criminal Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733), or a significant overpayment, in connection with the award, performance, closeout, or receipt of any Government Contract.

Section 3.23 No Additional Representations.

(a) The Company acknowledges that none of Parent, Merger Sub nor any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives, except for the representations and warranties expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by Parent and Merger Sub in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another

Transaction Document, neither Parent nor any other person shall be subject to any liability to the Company or any other person resulting from Parent’s or Merger Sub’s making available to the Company or the Company’s use of such information, including any information, documents or material made available to the Company in the due diligence materials provided to the Company, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, except as expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document, neither Parent nor Merger Sub makes any representation or warranty to the Company with respect to any financial projection or forecast relating to Parent or any of its Subsidiaries, including Merger Sub. None of the Company or any of its respective Affiliates has relied on any representation or warranty from Parent or any of its Subsidiaries, including Merger Sub, or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Article 4 (or any certificate delivered in connection herewith pursuant to Section 6.2(c)) or another Transaction Document.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Subsidiaries, Etc.

Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof. Each of the foregoing documents is in full force and effect and neither Parent nor Merger Sub is in violation of any material respect of any of the foregoing documents.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, shall be duly and validly authorized by Parent, as the sole stockholder of Merger Sub, by written consent concurrently with the execution of this Agreement and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve, adopt or authorize this Agreement or any other Transaction Documents to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby, including the Merger, or thereby. Concurrently with the execution of this Agreement, Parent, as sole stockholder of Merger Sub, has adopted this Agreement by written consent and delivered a copy thereof to the Company.

(b) Parent was formed for the sole purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, indebtedness, liabilities, obligations or commitments of any nature other than those incidental to its formation and pursuant to or in connection with this Agreement, the Transaction Documents or the Financing. Except for Merger Sub, Parent does not own any shares of capital stock or other equity interests in any other person and has no obligations, agreements or commitments to purchase or acquire any such shares or other equity interests.

(c) No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 4.2(c), “Parent” also includes the equity holders of, or parent company of, Parent.

(d) This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of the Company, this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to Enforceability Limitations.

Section 4.3 Governmental Authorization; Non-Contravention.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby, including the Merger, and thereby by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the HSR Act and (B) any other applicable Regulatory Law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky Laws, and (v) the filing of the CFIUS Notice and any similar foreign direct investment filings required under applicable Law and obtaining approval with respect thereto, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Assuming compliance with the matters referenced in Section 4.3(a), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby or thereby do not and will not (i) contravene, conflict with or result in any violation of or material breach any provision of the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene, conflict with or constitute a violation of or material breach any provision of any applicable Law, or (iii) require consent or other action by any person under or result in any violation of, or default (with or without notice or lapse of time, or both) under, or other event that (with or without notice or lapse of time, or both) would constitute a default, or give rise to a right of or permit contravention, termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under any material Contract binding upon Parent or any of its Subsidiaries or result in the creation or imposition of any Liens (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clause (i) with respect to Parent’s Subsidiaries other than Merger Sub and clauses (ii) and (iii), any such contravention, violation, conflict, default, termination, cancellation, acceleration, change of right or obligation, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Investigations; Litigation. As of the date hereof, (a) there is no Order outstanding or unsatisfied against Parent or any of its Subsidiaries or any of their properties, rights or assets which, if adversely decided against Parent or any of its Subsidiaries, would have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) there are no Actions (or, to Parent’s Knowledge, threatened) against Parent or its Subsidiaries, or any of their respective properties or businesses, at Law or in equity, by or before any Governmental Entity or arbitrator, in each case which, if adversely decided against Parent or any of its Subsidiaries, would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Disclosures. None of the written information provided by or on behalf of Parent or its Affiliates (including the Equity Investors) to be included in the Proxy Statement will, at the time it is filed with the SEC in definitive form, or at the time it is first mailed to the Company Stockholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by the Company, and its Subsidiaries or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.6 Available Funds.

(a) Parent is a party to and has accepted a fully executed debt commitment letter dated as the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with Section 5.11, the “Debt Commitment Letter”) from the Debt Financing Entities party thereto pursuant to which the Debt Financing Entities party thereto have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed preferred equity commitment letter dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with Section 5.11, the “Preferred Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Debt/Preferred Commitment Letters”) from the Preferred Equity Financing Entities party thereto pursuant to which the Preferred Equity Financing Entities party thereto have agreed, subject to the terms and conditions thereof, to provide preferred equity financing in the amounts set forth therein. The preferred equity financing committed pursuant to the Preferred Equity Commitment Letter is collectively referred to in this Agreement as the “Preferred Equity Financing” and, together with the Debt Financing, the “Debt/Preferred Financing”.

(c) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, replaced, supplemented or otherwise modified in accordance with this Agreement, each, an “Equity Commitment Letter” and, collectively, the “Equity Commitment Letters” and, together with the Debt/Preferred Commitment Letters, the “Commitment Letters”), from each of the persons set forth on Section 4.6(c) of the Parent Disclosure Letter (the “Equity Investors”) pursuant to which each Equity Investor has agreed, subject to the terms and conditions therein, to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letters is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt/Preferred Financing are collectively referred to as the “Financing.” Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, subject to the terms and conditions thereof.

(d) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and, with respect to the Debt Commitment Letters, any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of confidential provisions related to fees and other economic provisions that are customarily redacted in connection with transactions of this type and that would not, and would not reasonably be expected to, in any event affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing.

(e) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Financing Entities and the Equity Investors to provide the Debt/Preferred Financing or the Equity Financing, as applicable, or any contingencies that would allow the Financing Entities or the Equity Investors to reduce the aggregate principal amount of the applicable Financing. As of the date of this Agreement, assuming the conditions to Closing set forth in Section 6.1 and Section 6.3 are satisfied, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by Parent and Merger Sub under any of the Commitment Letters that are within Parent’s or Merger Sub’s control on the Closing Date or (ii) the Financing will not be available to Parent and Merger Sub on the Closing Date. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could affect the conditionality, enforceability, availability, termination or amount of the Financing.

(f) The Financing, when funded in accordance with the Commitment Letters (including after giving effect to fees and original issue discount), together with any cash and cash equivalents then on hand at the Company and its Subsidiaries, shall provide Parent with cash proceeds at the Effective Time sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and the Commitment Letters as of such time, including the payment of the aggregate Merger Consideration and any other amounts payable by Parent or Merger Sub, and any fees, expenses or liabilities of or payable by Parent or Merger Sub or any of their respective Subsidiaries and for any repayment or refinancing of any outstanding indebtedness, liabilities, obligations or commitments of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters, in each case at Closing (such amounts, collectively, the “Financing Amounts”).

(g) As of the date of this Agreement, subject to the Enforceability Limitations, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent, pursuant to their terms, and, to the Knowledge of Parent, all the other parties thereto, and are in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition precedent by Parent that is within its control under the terms and conditions of the Commitment Letters. Parent, or an Affiliate of Parent on its behalf, has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered. As of the date of this Agreement, none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no such termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(h) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing be a condition to any of Parent or Merger Sub’s obligations under this Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries nor any “Affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. Neither Parent, Merger Sub, the Equity Investors nor any of their respective Subsidiaries owns (as defined in Section 203 of the DGCL) or beneficially owns (as defined in Rule 13d-3(a) of the Exchange Act) any Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent, Merger Sub, the Equity Investors or any of their Affiliates is a party with respect to the voting of capital stock or other equity interests of the Company or any of its Subsidiaries.

Section 4.10 Solvency. None of Parent, Merger Sub or the Equity Investors is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Closing, assuming the accuracy in all material respects of the representations and warranties set forth in Article 3, after giving effect to any indebtedness being incurred on such date in connection herewith, Parent and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis, will be solvent, such that they (i) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as such indebtedness and other liabilities become due in the usual course of business; (ii) have a total “fair saleable value” (determined on a going concern basis) of assets not less than the sum of their liabilities, contingent or otherwise, as of such date; and (iii) do not have unreasonably small capital and liquidity with which to conduct their business. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company and its Subsidiaries.

Section 4.11 Fee Funding Agreement. The Equity Investors have delivered to the Company true, complete and correct copies of the executed Fee Funding Agreements. The Fee Funding Agreements are in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms. The Equity Investors are not in default or breach under the terms and conditions of the Fee Funding Agreements and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Fee Funding Agreements.

Section 4.12 Competing Business. None of Parent or Merger Sub owns any interest in any person that derives a portion of its revenues from a line of business in the industries in which the Company or its Subsidiaries operates that would reasonably be expected to have an adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby in a timely manner in accordance with the terms hereof.

Section 4.13 National Security Matters. Except as set forth in Section 4.13 of the Parent Disclosure Letter, no person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) has entered into any agreement or arrangement to obtain any: (a) control rights (as defined in 31 C.F.R. § 800.208); (b) access to material nonpublic technical information (as defined in 31 C.F.R. § 800.232); (c) the right to appoint any member or observer to the board or equivalent governing body; or (d) the right to have involvement with substantive decision making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245, respectively, in each case, with respect to the Company or any of its Subsidiaries or Affiliates. Except as set forth in Section 4.13 of the Parent Disclosure Letter, no person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) owns or shall prior to, at or immediately after, the Closing own, directly or indirectly, ten percent (10%) or more of the issued and outstanding securities of Parent, Merger Sub or any of their respective subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or their respective subsidiaries as fully converted).

Section 4.14 No Additional Representations.

(a) Parent acknowledges that it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review, and that Parent and Merger Sub and their respective Affiliates and Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that none of the Company, its Subsidiaries or any person has made or makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby, including as to the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its Representatives, except for the representations and warranties expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties expressly made by the Company and its Subsidiaries in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, none of the Company, its Subsidiaries or any other person shall be subject to any liability to Parent or any other person resulting from the Company’s, its Subsidiaries’ or its Representatives’ making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in any “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, except as expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document, none of the Company, its Subsidiaries or any other person makes any representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries. None of Parent, Merger Sub or any of their respective Affiliates (including the Equity Investors) has relied on any representation or warranty from the Company or any of its Subsidiaries or any other person in determining to enter into this Agreement or the other Transaction Documents, except for the representations and warranties expressly set forth in Article 3 (or any certificate delivered in connection herewith pursuant to Section 6.3(d)) or another Transaction Document.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), except (i) as may be required by applicable Law or the rules or regulations of the New York Stock Exchange, (ii) for any actions taken in good faith to respond to (A) Covid-19 and any Covid-19 Measures or (B) sanctions or similar restrictions imposed in connection with the current dispute between the Russian Federation and Ukraine, (iii) as may be consented to in writing by Parent, (iv) as required by this Agreement, or (v) as otherwise set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent to use commercially reasonable efforts to, (x) conduct the business of the Company and its Subsidiaries, in all material respects, in the ordinary course of business, (y) preserve substantially intact its business organization and material business relationships and (z) take such actions or refrain from taking such actions as specified on Section 5.1(a)(z) of the Company Disclosure Letter; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b).

(b) Subject to the exceptions contained in any of the clauses (i), (iii), (iv) and (v) of Section 5.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Termination Date, the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of the Company’s other wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, subdivide, combine or reclassify any of its capital stock, except (i) for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and (ii) pursuant to the terms of the Existing Notes Indentures;

(iii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to the terms of the Existing Notes Indentures, (C) the acquisition of Shares from a holder of a Company Stock Option or a Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price of Company Stock Options outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C) or (D) pursuant to an exercise of the Capped Calls or otherwise pursuant to their terms;

(iv) shall not, and shall not permit any of its Subsidiaries to, issue, sell, encumber (other than with Permitted Liens) or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other Company Securities or Company Subsidiary Securities, except for any issuance, sale or grant: (A) of Company Common Stock as required pursuant to any exercise of Company Stock Options and required settlement of any Company Stock-Based Awards pursuant to the terms of such award outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C), (B) pursuant to the exercise of Company Stock Options outstanding on the date hereof or as may be granted after the date hereof to the extent permitted under Section 5.1(b)(iv)(C) if necessary to effectuate an optionee’s direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in the ordinary course of business to employees at a level below Senior Vice President in connection with new hires, promotions or performance reviews that complies with the provisions of Section 5.1(b) of the Company Disclosure Letter, (D) pursuant to the terms of the Existing Notes Indentures or the Capped Calls and (E) solely between or among the Company and/or Company’s wholly owned Subsidiaries;

(v) shall not, and shall not permit any of its Subsidiaries to (A) hire any individual or terminate any employee of the Company or any of its Subsidiaries at a level at or above Senior Vice President or with total annual cash compensation of more than $600,000 or (B) waive any restrictive covenants applicable to any employees at a level at or above Senior Vice President;

(vi) shall not, and shall not permit any of its Subsidiaries to, (x) adopt, enter into, engage in negotiations for, terminate or amend any Collective Bargaining Agreement other than as required by applicable Law or (y) except as required by any Collective Bargaining Agreement or Company Benefit Plan, or as otherwise required by applicable Law, (A) establish, adopt, materially amend or terminate any material Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (B) increase in any manner the compensation (including severance, change-in-control, transaction-based and retention compensation) or benefits of any current or former employee or independent contractor of the Company or its Subsidiaries, (C) pay or award, or commit to pay or award, any bonus or incentive, equity, or equity-based compensation, except to the extent permitted by Section 5.1(b)(iv)(C), or amend the timing, methodology or process for determining commissions or bonuses, (D) accelerate any rights or benefits under any Company Benefit Plan, (E) accelerate the time of vesting or payment of any award under any Company Benefit Plan; or (F) make any loan or advance of money or other property (or forgive or waive any such loan or advance) to any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries (other than advances of expenses to employees in the ordinary course of business);

(vii) shall not, and shall not permit any of its Subsidiaries to, change financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC rule or policy;

(viii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s wholly owned Subsidiaries;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) guarantees by the Company or any of its Subsidiaries of indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries in existence on the date hereof, (C) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Existing Notes, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company or any of its Subsidiaries; (D) the issuance of letters of credit in the ordinary course of business; and (E) indebtedness for borrowed money in an aggregate principal amount not to exceed $10 million, without taking into account any amounts permitted by clauses (A) through (D) of this Section 5.1(b)(ix);

(x) shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, including the capital stock of Subsidiaries, other than in transactions in the ordinary course of business or involving less than $25 million in the aggregate (it being understood that the sale of capital stock of Subsidiaries is not permitted) or except pursuant to existing agreements in effect prior to the execution of this Agreement and set forth on Section 5.1(b)(x) of the Company Disclosure Letter;

(xi) shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or material assets of any person, in each case, other than (x) in transactions involving less than $25 million in the aggregate, (y) pursuant to existing agreements in effect prior to the date of this Agreement and set forth on Section 5.1(b)(xi) of the Company Disclosure Letter or (z) purchases of inventory and supplies in the ordinary course of business or transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new wholly owned Subsidiaries in the ordinary course of business);

(xii) shall not, and shall not permit any of its Subsidiaries to, modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company other than in the ordinary course of business or as otherwise expressly contemplated by this Section 5.1(b);

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that (x) requires the payment by the Company or its Subsidiaries in an amount in excess of $5 million per year or (y) would be a Company Material Contract if entered into prior to the date hereof (other than in the ordinary course of business (including in connection with the expiration or renewal of any Company Material Contract) or as otherwise contemplated by this Section 5.1(b));

(xiv) shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments (including the purchase of marketable securities that cannot immediately be converted to cash without penalty) in, any other person in an aggregate principal amount greater than $25 million other than pursuant to existing contractual obligations as of the date of this Agreement and set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter;

(xv) shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure other than (A) as contemplated by the capital expenditure budget as set forth in Section 5.1(b)(xv) of the Company Disclosure Letter and (B) any unbudgeted capital expenditures not to exceed $5 million in the aggregate per annum;

(xvi) other than any Transaction Litigation (which shall be governed by Section 5.10), shall not, and shall not permit any of its Subsidiaries to, waive, enter into any settlement or other voluntary compromise of any pending or threatened Action against the Company or any of its Subsidiaries, that would involve (A) payment (or an obligation to make a payment) by the Company or any of its Subsidiaries of more than $1 million individually or $2 million in the aggregate (net of insurance or indemnification coverage), (B) the settlement of any pending or threatened purported class or collective Action or that has been the subject of public reporting by media outlets, (C) the imposition of any equitable or injunctive relief against the Company or the making of any admissions of liability or responsibility or (D) any fine, penalty, or other sanction from any Governmental Entity;

(xvii) shall not, and shall not permit any of its Subsidiaries to, (A) make (other than in the ordinary course of business), change or revoke any material election with respect to Taxes, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any material Tax Return, (E) surrender (other than pursuant to the expiration of an applicable statute of limitations) any right to claim a material Tax refund (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than in the ordinary course of business) unless the Company provides reasonable advance written notice to Parent or (G) settle any material Tax claim or assessment for an amount materially in excess of any amount specifically accrued or reserved therefor in the Company’s financial statements; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 Access.

(a) Subject to applicable Law and any applicable logistical restrictions or limitations as a result of Covid-19 or any Covid-19 Measures, the Company shall afford to Parent and its authorized Affiliates, and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access solely for purposes of furthering or preparing for the consummation of the Merger and the transactions contemplated hereby, upon reasonable prior written notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any information that would reasonably be expected to give rise to the waiver of any attorney-client privilege or other privilege or trade secret protection or the work product doctrine (provided that the Company shall use commercially reasonable efforts to make any such information available in such a way that would not reasonably be expected to jeopardize the attorney-client privilege or other privilege or trade secret protection or the work product doctrine, including entering into common interest or similar agreements, as appropriate), (B) any information that in the good faith reasonable determination of the Company would violate any applicable Law (provided that the Company shall use commercially reasonable efforts to make any such information available in such a way that would not reasonably be expected to violate any applicable Law), (C) such documents or information that are reasonably pertinent to any pending litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand (but without limiting any rights to discovery in any legal proceeding according to the applicable rules of the forum), (D) subject to, and without limiting, the requirements of Section 5.3, Section 5.4 and Section 5.6, any information to the extent related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Alternative Proposals) and the actions of the Board of Directors of the Company (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement, or (E) subject to, and without limiting, the requirements of Section 5.3, any information related to a Change of Recommendation or the actions of the Board of Directors of the Company (or any committee thereof) with respect thereto, (ii) any such investigation shall be conducted under reasonable supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and Parent shall use its commercially reasonable efforts to minimize to the extent reasonably practicable any disruption to the businesses of the Company that may result from any such requests for access and (iii) any access pursuant to this Section 5.2 will be subject to the Company’s reasonable security measures, policies and insurance requirements and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling or analysis. Nothing in this Section 5.2 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information that create an unreasonable burden on the employees of the Company or its Subsidiaries. The last sentence of Section 5.6(c) shall apply to any access afforded under this Section 5.2(a), mutatis mutandis.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.

Section 5.3 No Solicitation.

(a) Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any of its Subsidiaries, or any director or officer of the Company or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission or announcement of, or constitute any Alternative Proposal, (ii) enter into or otherwise participate in any discussions or negotiations with any third party (other than Parent and Parent’s Representatives) regarding, or furnish any nonpublic information or access to any third party (other than Parent and Parent’s Representatives) with respect to, any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal (it being agreed that supplying nonpublic information in the ordinary course of business in a manner that is not reasonably expected to lead to an Alternative Proposal shall not be prohibited), (iii) engage in discussions with any third party (other than Parent and Parent’s Representatives) that has made or, to the Knowledge of the Company, is considering making an Alternative Proposal (except to notify any person of the existence of the provisions of this Section 5.3), in each case for the purpose of knowingly, or that would reasonably be expected to be, facilitating, inducing or encouraging an Alternative Proposal or (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)). The Company shall, and shall cause its Subsidiaries, directors or officers to, and shall use reasonable best efforts to cause their other respective Representatives to, promptly cease any solicitations, discussions or negotiations with any third party (other than Parent and Parent’s Representatives) with respect to an Alternative Proposal or potential Alternative Proposal and promptly terminate access granted to any third party or its Representatives (other than Parent and Parent’s Representatives) to any non-public information of the Company or its Subsidiaries within the control of the Company or its Subsidiaries or electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement or an Alternative Proposal and request that all non-public information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Notwithstanding anything contained in this Agreement to the contrary, the Board of Directors of the Company or any committee thereof may grant a waiver of any standstill provisions in any agreement with any person to permit such person to make an Alternative Proposal privately and confidentially to the Board of Directors of the Company. Any breach of this Section 5.3(a) by any Representative of the Company or its Subsidiaries (acting as such) will be deemed to be a breach by the Company.

(b) Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining the Company Stockholder Approval, that did not result from a breach, in any material respect, of Section 5.3 (i) the Company and such Representatives may contact the third party making such Alternative Proposal to clarify the terms and conditions thereof or inform such person of the existence of the provisions in this Section 5.3 or (ii) if the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to lead to or result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions (including requiring such party to keep such information confidential) that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (it being understood that (i) such agreement need not have comparable standstill provisions and (ii) such agreement shall not contain terms that prohibit the Company from complying with the provisions of this Section 5.3) (provided that the Company shall substantially concurrently (and in any event within twenty-four (24) hours thereafter) with the delivery to such person provide to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such nonpublic information has been previously provided or made available to Parent or its Representatives), and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

(c) The Company will promptly (within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall in any such written notice to Parent, include copies of any written materials relating to such Alternative Proposal (including materials provided by the Company in response thereto) and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal, including by providing a copy of all additional written documentation relating thereto. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) fail to make, withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw, withhold, qualify or modify in any manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) providing for any Alternative Proposal, (iii) fail to issue a press release publicly reaffirming the Recommendation in response to an Alternative Proposal that has been publicly disclosed within ten (10) Business Days after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Alternative Proposal (unless the terms of such Alternative Proposal change in any material respects and such change is publicly announced or disclosed)), (iv) fail to include the Recommendation in the Proxy Statement, (v) fail to publicly reaffirm the Recommendation after the commencement of any third party tender offer or exchange offer of an Alternative Proposal structured as such pursuant to Rule 14d-2 of the Exchange Act within ten (10) Business Days after commencement of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Alternative Proposal (unless the terms of such Alternative Proposal change in any material respects and such change is publicly announced or disclosed)), or (vi) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or submit any Alternative Proposal to a vote of the Company Shareholders (any of the foregoing actions in clauses (i) through (v), a “Change of Recommendation”); provided that, for the avoidance of doubt, (y) any determination or action by the Board of Directors of the Company to the extent expressly permitted by Section 5.3(b) or Section 5.3(d) shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 5.3 and shall not, unless a Change of Recommendation has occurred, give Parent a right to terminate this Agreement pursuant to Section 7.1(h), and none of the following, in and of itself, shall constitute a Change of Recommendation: (I) the private determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal and (II) a public press release as to the determination described in prior clause (I) so long as such press release also states that no Change of Recommendation or termination of this Agreement shall occur until the expiration of the applicable Match Period contemplated by Section 5.3(e) has occurred and promptly after the end of such Match Period the Company shall either (x) issue a public press release stating that the prior Alternative Proposal no longer constitutes a Superior Proposal or (y) make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(g) or (III) the delivery by the Company to Parent, Merger Sub or their respective Representatives of the notice required by Section 5.3(c) or (e)).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an Alternative Proposal that did not result from a breach in any material respect of Section 5.3(a), if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Board of Directors of the Company may: (x) effect a Change of Recommendation; and/or (y) cause the Company to, and notwithstanding anything in this Agreement to the contrary the Company may, terminate this Agreement in accordance with Section 7.1(g) and substantially concurrently enter into a definitive agreement with respect such Superior Proposal (a “Company Acquisition Agreement”); provided that prior to taking any such action: (A) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(c) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, including any revision or amendment to the financial terms, written notice to Parent shall be required and the four (4)-Business Day period shall be extended for an additional two (2) Business Days after notification of such change in accordance with Section 5.3(c) and this Section 5.3(e) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation pursuant to clause (i), (iii) or (iv) of the definition thereof in response to an Intervening Event if: (x) the Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice shall identify and include all material information with respect to such Intervening Event and a description of the Board of Directors of the Company’s rationale for such action; (y) during such four (4)-Business Day period described in clause (x) (together with the Takeover Notice Period, the “Match Period”), the Company considers and discusses in good faith with Parent any adjustments or modifications to the terms of this Agreement proposed by Parent; and (z) at the end of the four (4)-Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(f) As used in this Agreement:

(i) “Alternative Proposal” shall mean any bona fide, written proposal or offer from any third party relating to (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least eighty percent (80%) of the fully-diluted total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by such third party of more than twenty percent (20%) of the fully-diluted total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries whose assets constitute over twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (c) the acquisition in any manner, directly or indirectly, by such third party of over twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Intervening Event” means a material fact, event, occurrence, development, change or change in circumstances that was not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof (or if known to the Board of Directors of the Company as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof) and becomes known to the Board of Directors of the Company prior to the time the Company Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Alternative Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

(iii) “Superior Proposal” shall mean a written Alternative Proposal that was not solicited in breach in any material respect of Section 5.3(a) made by any third party on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, is more favorable to the Company Stockholders (in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account the financial, legal, regulatory, conditionality and other aspects of such proposal and any irrevocable written proposal by Parent to amend the terms of this Agreement pursuant to Section 5.3(e) prior to the time of such determination; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” and “eighty percent (80%)” shall be deemed to be a reference to “fifty percent (50%).”

(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with applicable Law or the rules of the New York Stock Exchange, including taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(d) (it being understood that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation if it reaffirms the Recommendation). For the avoidance of doubt, a public statement that describes the Company’s receipt of an Alternative Proposal, that the Board of Directors of the Company is considering the Alternative Proposal, that no position has been taken by the Board of Directors of the Company as to the advisability or desirability of such Alternative Proposal and the operation of this Agreement with respect thereto will not be deemed a Change of Recommendation.

Section 5.4 Proxy Statement; Company Meeting.

(a) The Company shall, as promptly as reasonably practicable after the date of this Agreement (and in any event no later than twenty (20) Business Days after the date hereof), prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3, include the Recommendation, and shall use reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, each party shall afford the other party reasonable time to consider the drafts and revised drafts of such documents and consider in good faith all comments reasonably proposed by the other party. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. Each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and in disseminating the information contained in such amendment or supplement to the stockholders of the Company, in each case as and to the extent required by applicable Law.

(c) All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. The Company shall include in the Proxy Statement (i) the Fairness Opinions, in their entirety, together with summaries thereof, and (ii) the information required by Section 262(d)(2) of the DGCL and applicable Law with respect thereto such that the Proxy Statement constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL and applicable Law.

(d) Subject to the other provisions of this Agreement and applicable Law, the Company shall take all action necessary in accordance with the DGCL and the Company Certificate of Incorporation, and the Company By-Laws, to duly call, give notice of, convene and hold a meeting of the Company Stockholders, as promptly as reasonably practicable (but not sooner than twenty (20) Business Days) following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”). The Company will conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act and establish a record date for the Company Meeting in a manner to enable the record date for the Company Meeting to be set so that such Company Meeting will be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC. Notwithstanding the forgoing, the Company may postpone or adjourn to a later date the Company Meeting (i) with the written consent of Parent, (ii) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders as required by applicable Law in advance of the Company Meeting, (ii) for the absence of a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of Company Common Stock to adopt this Agreement, whether or not a quorum is present or (iv) if required by applicable Law, provided, that in no event shall the Company Meeting be postponed or adjourned beyond the date that is three (3) Business Days prior to the End Date without the prior written consent of Parent.

(e) The Company shall, unless there has been a Change of Recommendation, use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby. Unless this Agreement is terminated in accordance with its terms, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.

(f) The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Company Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to the Company’s stockholders in accordance with this Section 5.4, notwithstanding any Change of Recommendation.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Benefit Plans and Company Foreign Plans in accordance with their terms. For a period of one (1) year following the Effective Time (or if shorter, until the employee’s termination of employment), Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues in employment with Parent or one of its Affiliates following the Effective Time (each, a “Company Employee”), (i) an annual base salary or wage rate at least equal to the annual base salary or wage rate provided to such Company Employee immediately prior to the Effective Time, (ii) target cash incentive bonus opportunities that are no less favorable than the target cash incentive bonus opportunities provided to such Company Employee as of immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are substantially similar in the aggregate to the other compensation opportunities and employee benefits provided to such Company Employee as of immediately prior to the Effective Time (in each case without regard to any retention, change in control, stay, transaction, or similar non-routine compensation or compensation opportunities, or equity or equity-based compensation). For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each Company Employee whose employment is terminated by Parent or one of its Subsidiaries (including the Company) within such year, severance payments and benefits that are no less favorable than the severance payments and benefits set forth on Section 5.5(a) of the Company Disclosure Letter (assuming a severance-qualifying termination under the plan and taking into account the service crediting provisions of Section 5.5(b)).

(b) For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Old Plan in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (i) Parent and the Surviving Corporation shall ensure that each Company

Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and the Surviving Corporation shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time, and Parent and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

(c) If the Effective Time occurs on or before December 31, 2022, Parent shall, and shall cause the Surviving Corporation or one of its Affiliates to, honor, in accordance with its terms, each of the Company Benefit Plans providing for annual cash incentive bonus opportunities for 2022 (or portion thereof) that are set forth on Section 3.13(a) of the Company Disclosure Letter (each, a “2022 Bonus Plan”). Parent shall, or shall cause the Surviving Corporation or one of its Affiliates to, pay to each Company Employee who participates in a 2022 Bonus Plan a bonus in accordance with the terms set forth on Section 5.5(c) of the Company Disclosure Letter, and otherwise earned in accordance with the terms and conditions of such 2022 Bonus Plan (including any condition of continued employment); provided, that any elections made by a Company Employee to receive a bonus pursuant to any 2022 Bonus Plan in the form of Company Common Stock or an equity or equity-based award will automatically be deemed void as of the Effective Time, and each such bonus, to the extent earned, shall be paid in cash to such eligible Company Employee.

(d) Parent and the Company hereby acknowledge that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at the Effective Time.

(e) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.5 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(f) The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5, express or implied, shall confer upon any current or former employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5, express or implied, shall be (i) construed to create any third-party beneficiary rights in any person, (ii) an amendment or deemed amendment of any plan providing benefits to any employee or (iii) construed to interfere with the right of Parent or its Affiliates to manage the performance of, discipline, or terminate the employment or other service relationship of any of the Company Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees, or (iv) deemed to obligate Parent or its Affiliates to adopt, continue, enter into, maintain, modify, or terminate any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents, approvals, registrations, waivers, permits, authorizations, orders and other confirmations (collectively, “Consents”) from Governmental Entities as required by this Section 5.6, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement as required by this Section 5.6 and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided that in no event shall the parties hereto be required to waive any right or condition set forth in this Agreement or any Transaction Document.

(b) In furtherance and not in limitation of the covenants contained in this Section 5.6, each of the parties hereto shall, and shall cause their respective Affiliates (including the Equity Investors and their respective Affiliates in the case of Parent) to (i) (x) make, or cause to be made, their respective filings under the HSR Act within five (5) Business Days after the date of this Agreement, and (y) as promptly as reasonably practicable after the date of this Agreement, make, or cause to be made, all other filings required under any Regulatory Laws and (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law. In furtherance of and without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to use reasonable best efforts to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity, so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including, but not limited to, (A) defending through litigation on the merits any claim asserted in court by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment

(whether temporary, preliminary or permanent) that would materially delay or prevent the Closing from occurring prior to the End Date; (B) proposing, negotiating, committing to, effecting, agreeing to and executing, by settlement, undertaking, consent decree, hold separate order, stipulation or otherwise, the sale, divesture, holding separate, license, behavioral or other operational conditions and other restrictions on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of Parent or the Company or their respective Subsidiaries; (C) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Parent or the Company or their respective Subsidiaries; and (D) taking, or causing to be taken, other actions and doing, or causing to be done, other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as possible (and in any event no later than the End Date) (each such action described in this sentence, including such actions under the foregoing clauses (A) to (D) a “Regulatory Action”). Notwithstanding anything to the contrary in this Section 5.6, nothing in this Agreement shall require Parent, Merger Sub, the Company and their respective Subsidiaries and Affiliates (or Equity Investors) to commit to or effect any action or agreement that is not conditioned upon the consummation of the Merger. The Company shall not agree to take any Regulatory Action without Parent’s prior written consent. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6(b) shall require or obligate Parent, Merger Sub, the Equity Investors, or any of their investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries) to commit to or effect any Regulatory Action with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Investors, or any of their respective investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries), or any interests therein.

(c) The Company and Parent shall, and shall cause their respective Affiliates to (i) consult and cooperate with each other in connection with any filings, notifications, communications, submissions, and any other actions with a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement (including by any proceeding initiated by a private party other than litigation governed by Section 5.10) and give the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to any Governmental Entity, (ii) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised on a current basis of the status of matters relating to this Agreement and the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received by the Company or Parent, as the case may be, or any of their respective Affiliates, from any Governmental Entity or private party with respect to this Agreement and the transactions contemplated by this Agreement and (iii) to the extent not prohibited by the applicable Governmental Entity or private party, as the case may be, give each other the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences. Notwithstanding anything to the contrary in this Agreement, any party may, as it deems advisable and necessary, reasonably (x) redact materials to protect competitively sensitive information or information concerning valuation, to comply with contractual agreements or to address reasonable privilege or confidentiality concerns and (y) reasonably designate materials as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials).

Notwithstanding anything in this Agreement to the contrary, Parent shall direct and control communications and strategy relating to obtaining all Consents and other approvals contemplated or required by this Section 5.6 following consultation with (and considering in good faith the views of) the Company. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 5.6 shall be paid entirely by the Parent.

(d) Parent and Merger Sub shall not (and shall cause the persons listed on Section 5.6(d) of the Parent Disclosure Letter and their controlled Affiliates not to) acquire, or agree to acquire, any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or enter into any Contract or take any other actions, that would reasonably be expected to (i) materially delay obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Entity or the receipt thereof in a manner that would or would reasonably be expected to prevent, impede or materially delay the consummation of the Merger or cause any of the conditions set forth in Section 6.1(b) or Section 6.1(c) to not be satisfied, in each case of this clause (i) prior to the End Date or (ii) increase in any material respect the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby which would prevent the satisfaction of the condition set forth in Section 6.1(b) or Section 6.1(c).

(e) The parties shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Notice”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, the parties shall submit the CFIUS Notice as soon as practicable. The parties shall comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will cooperate with each other in connection with both the Draft CFIUS Notice and the CFIUS Notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The parties shall each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. The parties shall undertake best efforts to promptly take, or cause to be taken, all action, and do, or cause to be done all things necessary or advisable to obtain CFIUS Approval as soon as practicable, and in any event prior to the End Date, provided, however, that no party shall be required to take or agree to take any undertaking that is not conditioned on the consummation of the transactions contemplated by this Agreement.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter, except if related to a Change of Recommendation or after a Change of Recommendation, the Company and Parent shall consult with, and shall obtain the prior written consent of, the other party before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with employees or business relationships of the Company or analysts with respect to this Agreement, any other Transaction Document or the transactions contemplated hereby and, except to the extent not reasonably possible in respect of any such press release, communication, other public statement, press conference or conference call (“Communication”) as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation or consent; provided that the parties shall not be required by this Section 5.8 to provide any the other party with such consultation or consent right relating to (i) any dispute between the parties relating to this Agreement or (ii) any statements to the extent consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.8. For the avoidance of doubt, with respect to any Communication required by applicable Law or any listing agreement with or rule of any national securities exchange or association, the party required to make the Communication shall afford the other party reasonable time, to the extent possible, to consider the Communication and consider in good faith all comments reasonably proposed by the other party.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or its Subsidiaries (in their capacity as such) as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement provided to Parent at least one (1) day prior to the date hereof shall survive the Merger and shall continue in full force and effect for up to six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries (in their capacity as such); provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing upon an undertaking to repay such advances if it is reasonably determined that such person is not entitled to indemnification) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer or other fiduciary of a Company Benefit Plan or another legal entity if such service was at the request or for the benefit of the Company (each, in their capacity as such, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred on or before the Effective Time in connection with such persons serving as an officer, director or other fiduciary of a Company Benefit Plan or another entity if such service was at the request or for the benefit of the Company. In the event of any such Action, Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At Parent’s option, the Company shall use commercially reasonable efforts to purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby; provided that the premium for such “tail” policy shall not exceed three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Stockholder Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give each other prompt notice of, and the opportunity to participate in the defense, settlement and/or prosecution of, any Actions commenced against such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (excluding any Action which arises from, or relates to, matters set forth in Section 5.6 which in each case will be governed by Section 5.6) (“Transaction Litigation”); provided that prior to the Effective Time the Company shall in any event control such defense, settlement and/or prosecution, including regarding attorney-client privilege or other applicable legal privilege with respect to Transaction Litigation; provided, further, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of Section 2.1(d) and this Section 5.10, “participate” means that each party, subject to Section 5.2, (i) subject to applicable Law and the instructions of any Governmental Entity, shall keep the other reasonably promptly apprised of all significant developments (including reasonably promptly furnishing the other with copies of communications received or documents filed), proposed strategy and other significant decisions with respect to the Transaction Litigation by the other party, but which will not afford such party any decision-making power or other authority over such Transaction Litigation, except to the extent expressly provided with respect to settlements in this Section 5.10, (ii) shall provide the other party with a reasonable opportunity to review and comment on any filings, notifications, communications, submissions, or other materials, (iii) shall consult and reasonably cooperate with each other in connection with proposed strategy, material actions and significant decisions and to the extent practicable jointly prepare and comment on any filings, notifications, communications, submissions, or other materials, and (iv) to the extent not prohibited by an applicable Governmental Entity, shall give each other the opportunity to attend and participate in any external meetings (whether in-person or otherwise), telephone or video calls or other conferences in connection with such Transaction Litigation.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts and shall cause each of its Subsidiaries to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letters (or, only if then available, on other terms (but not conditions) that (A) are acceptable to Parent in its sole discretion and (B) would otherwise not contain any Prohibited Modification) on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein or, only if then available, on other terms that (A) are acceptable to Parent in its sole discretion and (B) would otherwise not contain any Prohibited Modification and (iii) satisfy on a timely basis (taking into account the timing of the Closing specified under Section 1.2) all conditions in the Commitment Letters and the Definitive Agreements that are within the control of Parent. Parent shall comply with its obligations, and enforce its rights, under the Commitment Letters and, if then in effect and applicable, Definitive Agreements in a timely and diligent manner.

(b) Neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, the Commitment Letters or, to the extent in effect and applicable, the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate amount of the Financing to an amount that would on the Closing Date be less than the Financing Amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or, if then in effect and applicable, the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate early or permit, consent to or agree to the early termination of any of the Commitment Letters or, if then in effect and applicable, any Definitive Agreement, in each case other than in connection with a replacement permitted hereunder. Upon any amendment, replacement, supplement or modification of the Commitment Letters, Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement, modification or waiver and, to the extent such amendment, replacement, supplement, modification or waiver is not a Prohibited Modification, the terms “Debt/Preferred Commitment Letters”, “Equity Commitment Letter” and “Commitment Letters” shall include the applicable Commitment Letters as so amended, replaced, supplemented or modified (in each case other than with respect to representations in this Agreement made by Parent that speak as of the date of this Agreement) and, for the avoidance of doubt, references to “Financing” and “Debt/Preferred Financing” shall include, in whole or in part (as applicable), any amended, replaced, supplemented, modified or waived financing provided thereunder.

(c) In the event that any portion of the Debt/Preferred Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) on terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable from a conditionality and enforceability perspective than the terms and conditions related to conditionality and enforceability (taken as a whole) set forth in the Debt/Preferred Commitment Letters as of the date hereof, and in an amount sufficient, when taken together with the available portion of the Financing and cash on hand at the Company and its Subsidiaries, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts; provided that, in no event shall Parent be required to (A) pay any fees or agree to pay any interest rate amounts or original issue discount applicable to the Debt/Preferred Financing in excess of those contemplated by the Debt/Preferred Commitment Letters as in effect on the date hereof or (B) obtain alternative financing that would require increasing the amount of the Equity Financing or changing any term of the Equity Commitment Letters. Parent shall provide the Company with prompt written notice of any actual or threatened (in writing) breach, default, cancellation, early termination or repudiation by any party to the Commitment Letters or, if then in effect and applicable, any Definitive Agreement and a copy of any written notice or other written communication from any Financing Entities Related Party, Equity Investor or other financing source with respect to any such actual or threatened (in writing) breach, default, cancellation, early termination or repudiation by any party to the Commitment Letters or, if then in effect and applicable, any Definitive Agreement of any provision thereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.

(d) The foregoing notwithstanding, compliance by Parent with this Section 5.11 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Parent obtains Alternative Financing pursuant to this Section 5.11, or amends, replaces, supplements, terminates, modifies or waives any of the Financing in compliance with this Section 5.11, references to “Commitment Letters” and “Debt/Preferred Commitment Letters” shall include the applicable alternative financing commitment letter as permitted or required by this Section 5.11 and “Debt/Preferred Financing” and “Financing” shall include, in whole or in part (as applicable), any alternative supplemental, replacement, or substitute financing provided for thereunder.

Section 5.12 Financing Cooperation.

(a) The Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Subsidiaries and Representatives to use their reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent necessary for the arrangement, consummation or issuance, as applicable, of the Debt Financing, Preferred Equity Financing or any Alternative Financing obtained in accordance with Section 5.11 (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including by:

(i) furnishing to Parent and the Financing Entities promptly (and in no event later than the Closing Date) the Financing Information and using reasonable best efforts to furnish to Parent and the Financing Entities such other financial and other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent;

(ii) using reasonable best efforts to provide customary assistance to Parent in the preparation of customary disclosure documents related to the Debt Financing and the Preferred Equity Financing;

(iii) using reasonable best efforts to make appropriate members of senior management of the Company available at reasonable and mutually agreed times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings with providers of the Debt Financing and/or the Preferred Equity Financing, drafting sessions, presentations and due diligence sessions, which meetings or communications shall be conducted virtually by videoconference or other media unless otherwise agreed;

(iv) providing, at least three (3) Business Days before the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries including, if the Company or any of its Subsidiaries qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter), in each case as reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date;

(v) using reasonable best efforts to cooperate with due diligence of the Financing Entities, to the extent customary and reasonable;

(vi) using reasonable best efforts to assist in the negotiation of (including by providing information for the completion of any schedules thereto) and facilitate the execution and delivery of, definitive financing agreements, corporate authorizations and other customary certificates (including a certificate of the Chief Financial Officer of or person performing similar functions for the Company with respect to solvency matters substantially in the form of Annex I to Exhibit C to the Debt Commitment Letter and Annex I to Exhibit C to the Preferred Equity Commitment Letter) as may be reasonably requested in writing by Parent; provided that such documents shall be effective no earlier than as of the Closing;

(vii) using reasonable best efforts to provide customary assistance to Parent in connection with the preparation of customary pro forma financial statements as of, and for the most recent twelve-month period ending on, the latest balance sheet date included in the Financing Information; provided that (x) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated by this Agreement and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records; and

(viii) using reasonable best efforts to provide customary assistance with respect to the granting of security interests in collateral no earlier than the Closing for the Debt Financing, including executing and delivering any customary guarantee, pledge and security documents; provided that such documents shall be effective no earlier than as of the Closing.

(b) The foregoing and Section 5.13 notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.12 or Section 5.13 that would: (i) require the Company or its Subsidiaries or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt/Preferred Financing or any Alternative Financing or any of the transactions contemplated by Section 5.13 or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that would be effective prior to, the occurrence of the Closing; provided that officers and directors who will not hold their offices or directorships from and after the Closing Date shall in any case not be required to execute any certification, document, instrument, or agreement, pass resolutions or consents, or take any other action contemplated by this clause (i), and to the extent such persons are requested to take any such actions, shall only be required to take such actions in their continuing post-Closing capacities, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense or liability in connection with the Financing or any other transaction contemplated by Section 5.13 prior to the Closing or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which the Company or any of its Affiliates is a party (and not entered into in contemplation hereof), (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates if the Company shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege, (viii) require the delivery of any opinion of counsel, or (ix) require the Company to prepare or provide (A) any financial statements or information (other than the Financing Information) that is or are not available to it and prepared in the ordinary course of business or in its financial reporting practice, (B) any pro forma financial information, pro forma financial statements or projections, (C) any financial information with respect to a fiscal period that has not yet ended or (D) information not reasonably available to the Company and its Subsidiaries under their respective current reporting systems. Nothing contained in this

Section 5.12 or Section 5.13 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on written request by the Company, reimburse the Company or any of its Affiliates for all reasonable out-of-pocket and documented costs and expenses incurred by them or their respective Representatives in connection with such cooperation contemplated by this Section 5.12 or Section 5.13 (other than with respect to any costs and expenses incurred by the Company or any of its Affiliates that it would have otherwise incurred in the ordinary course of its preparation of its historical financial statements) and shall reimburse, indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt/Preferred Financing, any Alternative Financing, any transaction contemplated by Section 5.13, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.12 or Section 5.13 and any information used in connection therewith (other than (i) historical financial information furnished by or on behalf of the Company or any of its Subsidiaries specifically for use in connection with the Debt/Preferred Financing, including the Financial Information, or (ii) as a result of the bad faith, gross negligence, willful misconduct or fraud of the Company, any Subsidiary of the Company or any of their respective Representatives, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt/Preferred Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries or the Company’s or its Subsidiaries’ reputation or goodwill.

(c) The parties hereto acknowledge and agree that the provisions contained in this Section 5.12 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Debt/Preferred Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Debt/Preferred Financing) by Parent any of its Affiliates or any other financing be a condition to any of Parent’s obligations under this Agreement.

(d) All nonpublic or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.12 or Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt/Preferred Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company (including through a notice and undertaking in a form customarily used in confidential information memoranda or other information memoranda or marketing materials for senior credit facilities, senior debt securities or preferred equity securities, as applicable).

Section 5.13 Existing Notes; Capped Calls. Subject in each case to Section 5.12(b):

(a) Prior to the Closing Date, the Company shall give any notices required by the terms of the Existing Notes Indentures to be given as a result of the transactions contemplated by this Agreement and shall take all other actions required by the terms of the Existing Notes Indentures to be taken by the Company prior to the Closing Date as a result of the transactions contemplated by this Agreement.

(b) Parent and its counsel shall be given reasonable opportunity to review and comment on any such notices, in each case before such document is provided to the trustee in respect of the applicable Existing Notes Indenture, and the Company shall give reasonable and good faith consideration to any such comments. The Company shall provide Parent and its counsel (x) copies of any notices or other communications, promptly after the receipt thereof, from the trustees or holders of notes under the Existing Notes Indentures and (y) prompt updates on any Existing Notes surrendered for conversion prior to the Effective Time.

(c) Parent and/or one of its Subsidiaries may (i) commence one or more offers to purchase any or all of the outstanding Existing Notes for cash (the “Offers to Purchase”); provided that the closing of any such Offer to Purchase shall not be consummated prior to the Effective Time and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Any Offers to Purchase shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent or one of its Subsidiaries and which are permitted by the terms of such Existing Notes, the Existing Notes Indentures and applicable Laws, including SEC rules and regulations. Parent and its Subsidiaries shall consult with the Company regarding the material terms and conditions of any Offers to Purchase, including the timing and commencement of any Offers to Purchase and any tender deadlines. Parent shall not be permitted to commence any Offers to Purchase until Parent shall have provided to the Company the necessary offer to purchase, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or any of its Subsidiaries to holders of the Existing Notes in the applicable Offer to Purchase (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Offer to Purchase to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). At Parent’s or its Subsidiaries’ expense, the Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with any Offer to Purchase (including but not limited to requesting, and using reasonable best efforts to cause, the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Offer to Purchase); provided that prior to the Effective Time, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Offers to Purchase or execute any other instruments or agreements in connection therewith. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Offer to Purchase will be selected by Parent or its Subsidiaries and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the Offers to Purchase shall not be a condition to Closing. If at any time prior to the completion of the Offers to Purchase, any information should be discovered by the Company, Parent or one of their respective Subsidiaries that any of the Company, Parent or any of their respective Subsidiaries reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Parent to the holders of the applicable Existing Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, if related to information of the Company or any of its Subsidiaries take the form of a filing by the Company of a Current Report on Form 8-K); provided that Parent shall provide a copy of such amendment or supplement to the Company a reasonable period of time in advance of such dissemination to allow for Company and its counsel to review and comment on such amendment or supplement (and Parent shall consider in good faith and accept all reasonable comments of the Company and its counsel thereon).

(d) The Company agrees to use its reasonable best efforts to cooperate with Parent’s efforts to enter into arrangements with the counterparties of the Capped Calls to cause the Capped Calls to be exercised, settled, cancelled or otherwise terminated as of and subject to the occurrence of the Effective Time, and to enter into any documentation required to effect such termination; provided that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. Any amounts payable to Company thereunder shall be settled only in cash, and shall be determined subject to the mutual agreement of Parent, the Company and the counterparties to the Capped Calls, in accordance with the terms of the Capped Calls (as amended, restated or otherwise supplemented from time to time); provided, further, that the Company shall not (x) exercise any right that it may have to terminate the Capped Call Obligations (other than any exercise or termination contemplated by the Capped Call Confirmations upon any conversion of Existing Notes prior to the Effective Time (a “Specified Exercise”); it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise of termination) or (y) agree to any material amendment, modification or waiver of the terms of the Capped Call Confirmations, in each case of clause (x) and (y), without the prior written consent of Parent; provided, further, that nothing in this Section 5.13(d) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Obligations prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Obligations or a notice contemplated by the Capped Call Confirmations in connection with a Specified Exercise (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

Section 5.14 Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 5.15 Stock Exchange De-listing. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 5.16 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted under applicable Law.

Section 5.17 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of all members of the Board of Directors of the Company who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No court or other Governmental Entity of competent jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

(c) (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all required Consents and expirations or terminations of waiting periods (as applicable) under each Regulatory Law specifically set forth on Section 6.1(c) of the Company Disclosure Letter shall have been obtained or shall have occurred (as applicable) and (iii) the CFIUS Approval shall have been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver in writing by the Company, if permissible under applicable Law) of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Article 4 that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth in

Article 4 that are not qualified by a “Parent Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver in writing by Parent, if permissible under applicable Law) of the following conditions:

(a) (i) the representations and warranties of the Company (other than Section 3.1(a), Section 3.2(a), Section 3.2(d), Section 3.3, Section 3.19 and Section 3.20) set forth in Article 3 shall be true and correct as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) without regard to “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than for inaccuracies that are de minimis relative to the total fully-diluted equity capitalization of the Company) as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (iii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2(d), Section 3.3, Section 3.19 and Section 3.20 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on each such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date).

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date hereof, no Company Material Adverse Effect shall have occurred that is continuing.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its chief executive officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement (including Section 5.6).

ARTICLE 7

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before 11:59 p.m. New York City time on March 24, 2023 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have primarily caused the failure to consummate the Merger on or before such End Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);

(c) by either the Company or Parent if a non-appealable injunction shall have been entered by a Governmental Entity of competent authority that permanently restrains, enjoins, suspends or otherwise prohibits the consummation of the Merger and such injunction shall have become final and non-appealable or such decision has become final; provided that no party may terminate this Agreement pursuant to this Section 7.1(c) if such party’s breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, such final and non-appealable injunction;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained at such Company Meeting at which a vote on the adoption of this Agreement is taken;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date; provided that the Company shall have given Parent written notice, delivered at least forty-five (45) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.3);

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date; provided that Parent shall have given the Company written notice, delivered at least forty-five (45) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination (provided, however, that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.2);

(g) by the Company, prior to the Company Stockholder Approval, if (i) substantially concurrently with such termination the Company enters into a Company Acquisition Agreement in accordance with Section 5.3(e) and (ii) the Company pays to Parent in immediately available funds the Company Termination Fee in accordance with Section 7.2(a);

(h) by Parent, prior to the Company Stockholder Approval, in the event that the Board of Directors of the Company has effected a Change of Recommendation; or

(i) by the Company, at any time prior to the Effective Time if (i) all the conditions set forth in Section 6.1 and Section 6.3 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) Parent and Merger Sub fail to consummate the Merger on or prior to the day the Closing is required to occur pursuant to Section 1.2, (iii) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing and (iv) Parent fails to effect the Closing within three (3) Business Days following delivery of such confirmation.

Section 7.2 Termination Fees.

(a) Company Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, an Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly made to the Company or publicly proposed, publicly announced or publicly disclosed prior to, and not withdrawn at least two (2) Business Days prior to, the Company Meeting or, in the case of a termination pursuant to Section 7.1(f), an Alternative Proposal shall have been provided to the Company’s management, the Board of Directors of the Company or any committee thereof, and not withdrawn at least two (2) Business Days prior to, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(f), as applicable, and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement for, or consummates, any Qualifying Transaction that is subsequently consummated, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of two hundred fifty four million ($254,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, upon consummation of the Qualifying Transaction, or in the case of clause (ii), substantially concurrently with the termination by the Company pursuant to Section 7.1(g) or within two (2) Business Days after termination by Parent pursuant to Section 7.1(h); provided that, in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b) Parent Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 7.1(e) (or by Parent pursuant to Section 7.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e)) or Section 7.1(i) (or by Parent pursuant to Section 7.1(b) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then Parent shall pay or cause to be paid to the Company a fee equal to six hundred ten million ($610,000,000) (the “Parent Termination Fee”) within two (2) Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by the Company; provided that, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.

(c) Each party acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the applicable party fails (the “Failing Party”) to pay in a timely manner any amount due pursuant to this Section 7.2, then (i) the Failing Party shall reimburse the other party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Failing Party shall pay to the other party interest on the amounts payable pursuant to this Section 7.2 from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made; provided that in no event shall such costs, expenses and interest set forth in (i) and (ii) above exceed $10,000,000 in the aggregate.

(d) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in accordance with its terms and the Company Termination Fee becomes due and payable under the terms hereof, then Parent’s and Merger Sub’s sole and exclusive remedy shall be to receive the Company Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c)) from the Company, and upon Parent’s receipt of the Company Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c)), none of the Company or any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary herein (but subject to the remainder of this Section 7.2(d) and Section 7.3), (i) Parent’s right to receive payment of the Company Termination Fee in circumstances in which it is payable pursuant to Section 7.2(a) following a termination of this Agreement (and any interest and other amounts payable pursuant to Section 7.2(c)), (ii) following termination of this Agreement by either party in a circumstance in which the Company Termination Fee is not payable pursuant to Section 7.2(a), Parent’s right to monetary damages from the Company in the event of the Company’s willful breach of this Agreement prior to such termination (and provided that, in no event, shall the Company be subject to, in the aggregate, monetary damages, including for willful breach or in the case of Fraud) in an amount in excess of the sum of the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) (the “Company Damage Cap”)), (iii) the applicable Parent Related Party’s right in connection with claims against the Company in accordance with the terms of the Confidentiality Agreement and (iv) Parent’s right to specific performance of this Agreement against the Company prior to the termination of this Agreement in accordance with its terms pursuant to Section 8.6, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent, Merger Sub or the other Parent Related Parties against the Company and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the transactions contemplated hereby (including any breach by the Company or any Fraud), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise including, in the case of Fraud), and except as specifically provided above in this Section 7.2(d), none of the Company Related Parties shall have any liability or obligation to Parent, any of its Affiliates or the other Parent Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure (including, in the case of Fraud); provided that, in no event will Parent be entitled to (A) payment of monetary damages (including in connection with a willful breach or in the case of Fraud) prior to the termination of this Agreement or in amounts in excess of the amount of the Company Damage Cap, (B) payment of both (x) monetary damages (including in connection with a willful breach or in the case of Fraud) and (y) the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c), or (C) both (x) payment of any monetary damages (including in connection with a willful breach or in the case of Fraud)) or the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing. Notwithstanding anything to the contrary in this Section 7.2, each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit Parent’s right to seek monetary damages from the Company (A) for Fraud or (B) in the event of the Company’s willful breach of this Agreement in circumstances in which the Company Termination Fee is not payable (subject, in each case of (A) and (B), to the Company Damage Cap) and (ii) the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit Parent from seeking in the alternative from the Chosen Court, (x) to terminate this Agreement and collect the Company Termination Fee or (y) monetary damages (including in connection with a willful breach or in the case of Fraud) up to the Company Damage Cap pursuant to this Article 7.

(e) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in accordance with its terms and the Parent Termination Fee becomes due and payable under the terms hereof then, the Company’s sole and exclusive remedy shall be to receive the Parent Termination Fee (and any interest and other amounts payable pursuant to Section 7.2(c), any filing fees actually paid by the Company in connection with the notifications, filings, registrations or other materials contemplated by Section 5.6 and any indemnification and expense reimbursement payable pursuant to the second to last sentence of Section 5.12(b) or actions as specified on Section 5.1(a)(z) of the Company Disclosure Letter (collectively, “Interests and Reimbursements”)) from Parent, and upon the Company’s receipt of the Parent Termination Fee (and any Interests and Reimbursements), none of Parent or any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary herein (but subject to the remainder of this Section 7.2(e) and Section 7.3), the Company’s rights (i) to receive payment of the Parent Termination Fee in circumstances in which it is payable pursuant to Section 7.2(b) following termination of this Agreement (and any Interests and Reimbursements), (ii) following the termination of this Agreement by either party in a circumstance in which the Parent Termination Fee is not payable pursuant to Section 7.2(b), to monetary damages from Parent in the event of Parent’s or Merger Sub’s willful breach of this Agreement prior to such termination (and provided that, in no event shall Parent or Merger Sub, in the aggregate, be subject to monetary damages, including for willful breach or in the case of Fraud), in an amount in excess of the sum of the Parent Termination Fee and any Interests and Reimbursements (the “Parent Damage Cap”)), (iii) in connection with claims against the parties to the Confidentiality Agreement and the Fee Funding Agreements in accordance with the terms thereof (provided that payments pursuant to the Fee Funding Agreements shall not be in duplication of any payments pursuant to the foregoing clauses (i) and/or (ii)) and (iv) to specific performance of this Agreement against Parent and Merger Sub and the Equity Commitment Letters and the Fee Funding Agreements against the Equity Investors in accordance with the terms pursuant hereto and thereto, and subject to the limitations contained in Section 8.6, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and the other Company Related Parties against Parent, Merger Sub, the Equity Investors, and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Parent Related Parties”) or the Financing Entities Related Parties for any loss, cost, damage or expense suffered with respect to this Agreement, the Fee Funding Agreements, the Commitment Letters, the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub or Fraud)), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by Parent or Merger Sub (whether willfully, intentionally, unintentionally or otherwise (including, for the avoidance of doubt, in the case of Fraud)), and except as specifically provided above in this Section 7.2(e), none of the Parent Related Parties or the Financing Entities Related Parties shall have any liability or obligation to the Company, its Affiliates or the other Company Related Parties under any theory relating to or arising out of this Agreement, any Transaction Documents, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided that, in no event will the Company be entitled to (A) payment of monetary damages (including in connection with a willful breach or Fraud) prior to the termination of this Agreement or in amounts in excess of the amount of the Parent Damage Cap, (B) payment of both (x) monetary damages (including in connection with a willful breach or Fraud) and (y) the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c), or (C) both (x) payment of any monetary damages (including in connection with a willful breach or in the case of Fraud) or the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.2(c) and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing. Notwithstanding anything to the contrary in this Section 7.2, each of the parties expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right (including, prior to the Effective Time, on behalf of the Company Stockholders) to seek monetary damages from Parent or Merger Sub (A) for Fraud or (B) following the valid termination of this Agreement in the event of Parent’s or Merger Sub’s willful breach of this Agreement in circumstances in which the Parent Termination Fee is not payable (subject, in each case of (A) and (B), to the Parent Damage Cap) and (ii) the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit the Company from seeking in the alternative from the Chosen Court (x) to terminate this Agreement and collect the Parent Termination Fee or (y) monetary damages (including in connection with a willful breach or in the case of Fraud and including, prior to the Effective Time, on behalf of the Company Stockholders) up to the Parent Damage Cap pursuant to this Article 7.

Section 7.3 Survival. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 7.2 and Article 8, which shall survive such termination), and there shall be no other liability on the part of the Company, Parent or Merger Sub to any other party, except (a) liability arising out of a willful breach of a covenant or other obligation set forth in this Agreement prior to such termination or as provided in the Confidentiality Agreement, in each case subject to the limitations set forth in Section 7.2, (b) for Fraud, subject to the limitations set forth in Section 7.2, and (c) as provided in Section 7.2. For purposes of this Agreement, “willful breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Sections 5.5 and 5.9 and this Section 8.1, shall survive the Effective Time in accordance with their terms.

Section 8.2 Expenses. Except as otherwise provided in this Agreement or in any other Transaction Document, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement or the other Transaction Documents shall be paid by the party incurring such expense; provided that, except as otherwise provided in Section 2.3(b)(iii), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be borne by Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile or by email with .pdf attachments), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement and any disputes relating to or arising from this Agreement and the transactions contemplated hereby (whether based in contract, tort or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Enforcement.

(a) Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder (whether based in contract, tort, or otherwise), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then the U.S. District Court for the District of Delaware and any federal appellate court therefrom, or if the U.S. District Court for the District of Delaware declines to accept jurisdiction or does not have subject matter jurisdiction, then any state court within the State of Delaware and any state appellate court therefrom within the State of Delaware) (the “Chosen Court”). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, Action in such court is brought in an inconvenient forum, (y) the venue of such suit, Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto hereby agrees that service of process upon such party in any Action with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process. Each of the parties hereto hereby agrees that any decision issued by the above-referenced courts may be enforced in any court of competent jurisdiction.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.6 Specific Performance.

(a) Subject to the limitations set forth in this Section 8.6, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (or the Equity Commitment Letters or Fee Funding Agreements) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that, subject in all respects to the terms, limitations and conditions of this Section 8.6 and, for the avoidance of doubt, with respect to any monetary damages, Section 7.2(c) and Section 7.2(d), the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such party is entitled in Law or in equity, including in connection with the specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letters to cause the Equity Financing to be funded and consummate the Closing and the Merger, except as expressly provided in this Section 8.6 and, for the avoidance of doubt, with respect to any monetary damages, Section 7.2(c) and Section 7.2(d).

(b) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letters to consummate the Closing, including to cause Parent and Merger Sub to exercise their rights under the Equity Commitment Letters, to cause the Equity Financing to be funded and to consummate the Merger, if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such specific performance) or waived by Parent, (ii) Parent and Merger Sub fail to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt/Preferred Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 1.2.

(c) Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.6 prior to the valid termination of this Agreement pursuant to Section 7.1, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, the Commitment Letters or the Fee Funding Agreements, and (ii) nothing set forth in this Section 8.6 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 8.6 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages before or after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement, the Commitment Letters or the Fee Funding Agreements that may be available then or thereafter (subject in each case the terms, limitations and conditions set forth herein and therein); provided that the parties acknowledge and agree that, while the Company may pursue a grant of specific performance prior to the valid termination of this Agreement pursuant to Section 7.1, following a valid termination of this Agreement, under no circumstances shall the Company be permitted or entitled to seek a grant of specific performance to cause the Closing to occur or to enforce any provision of this Agreement which does not survive such termination; provided that the Company may continue any ongoing Action for specific performance filed prior to a purported termination of this Agreement subject to the limitations set forth in this Agreement.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by e-mail transmission (without receipt of a delivery failure notice and provided that the subject of such email states it is delivered pursuant to this Section 8.7), (provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable prepaid overnight delivery service (with proof of service), hand delivery or prepaid certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to Parent or Merger Sub, to:

Zoro BidCo, Inc. or Zoro Merger Sub, Inc.

c/o Permira Advisers LLC

3000 Sand Hill Road, Building 1, Suite 170

Menlo Park, CA 94025

E-mail:         Justin.Herridge@permira.com

                      Alex.VanderLinde@permira.com

                     sensley@hf.com

Attention:     Justin Herridge

                     Alex Vander Linde

                     Stephen Ensley

with copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

E-mail:         Brian.Mangino@friedfrank.com

                      Amber.Banks@friedfrank.com

Attention:     Brian Mangino

                     Amber Banks

if to the Company, to:

Zendesk, Inc.

989 Market St.

San Francisco, CA 94103

E-mail:         secretary@zendesk.com

Attention:     General Counsel

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

E-mail:         SARosenblum@wlrk.com

                     RCChen@wlrk.com

                     SVNiles@wlrk.com

Attention:     Steven A. Rosenblum

                     Ronald C. Chen

                     Sabastian V. Niles

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement and the other Transaction Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a), 2.2 and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment shall by applicable Law or the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any person in the ordinary course of such person’s business, as well as reasonable actions or omissions taken or to be taken by such person in good faith and in their reasonable business discretion from time to time in response to COVID-19 shall be deemed to be in the ordinary course of business. The term “third party” shall mean any person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). If any period expires on a day that is not a Business Day or event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 11:59 P.M. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event.

Section 8.14 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities Related Parties, arising out of or relating to, this Agreement or the Debt/Preferred Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court and agrees not to bring or support any such legal action against any Financing Entities Related Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt/Preferred Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt/Preferred Commitment Letters or in any definitive documentation related to the Debt/Preferred Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Entities Related Parties in any way arising out of or relating to, this Agreement or the Debt/Preferred Financing, (d) agrees that none of the Financing Entities Related Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 8.14), and (e) agrees that the Financing Entities Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.14 and the definition of Financing Entities and Financing Entities Related Parties and that this Section 8.14 may not be amended in a manner materially adverse to the Financing Entities Related Parties without the written consent of each affected Financing Entity (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Financing Entities Related Party’s obligations to Parent or Merger Sub under the Debt/Preferred Commitment Letters or the rights of the Surviving Corporation and its Subsidiaries against the Financing Entities Related Parties with respect to the Debt/Preferred Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 8.15 Non-Recourse. Except for the liabilities and obligations of each Equity Investor expressly set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Fee Funding Agreements to which it is a party and subject in each case to the terms, conditions and limitations set forth therein, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as the parties in the preamble to this Agreement (the “Contracting Parties”). No person who is not a Contracting Party, including any Equity Investor, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Financing Entities Related Parties (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (except for the liabilities and obligations of each Equity Investor expressly set forth in the Confidentiality Agreement, the Equity Commitment Letters or the Fee Funding Agreements to which it is a party and subject in each case to the terms, conditions and limitations set forth therein), and, to the maximum extent permitted by applicable Law, each Contracting Party, on behalf of itself and its controlled Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by applicable Law, except as provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 8.16 Definitions.

(a) For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, New York or San Francisco, California are authorized by Law or executive order to be closed.

“Capped Call Confirmations” means (i) the Confirmation, dated as of March 15, 2018, between Citibank, N.A. and the Company, (ii) the Confirmation, dated as of March 15, 2018, between Deutsche Bank AG, London Branch, and the Company, (iii) the Confirmation, dated as of March 15, 2018, between Goldman Sachs & Co. LLC and the Company, (iv) the Confirmation, dated as of June 11, 2020, between Bank of Montreal and the Company, (v) the Confirmation, dated as of June 11, 2020, between Goldman Sachs & Co. LLC and the Company, (vi) the Confirmation, dated as of June 11, 2020, between Société Générale and the Company (vii) the Confirmation, dated as of June 11, 2020, between Barclays Bank PLC and the Company, (viii) the Confirmation, dated as of June 11, 2020, between Morgan Stanley & Co. LLC and the Company, (ix) the Confirmation, dated as of June 11, 2020, between Citibank, N.A. and the Company, (x) the Confirmation, dated as of June 12, 2020, between Bank of Montreal and the Company, (xi) the Confirmation, dated as of June 12, 2020, between Goldman Sachs & Co. LLC and the Company, (xii) the Confirmation, dated as of June 12, 2020, between Société Générale and the Company, (xiii) the Confirmation, dated as of June 12, 2020, between Barclays Bank PLC and the Company, (xiv) the Confirmation, dated as of June 12, 2020, between Morgan Stanley & Co. LLC and the Company, and (xv) the Confirmation, dated as of June 12, 2020, between Citibank, N.A. and the Company.

“Capped Calls” shall mean the capped call transactions entered into pursuant to the Capped Call Confirmations.

“Capped Call Obligations” means the hedge obligations entered into pursuant to the Capped Calls.

“Cash Award” means an award providing the holder thereof with the opportunity to be paid an amount in cash equal to (i) with respect to a Cash Award received in substitution for the cancellation of an In-the-Money Company Stock Option, the product of (A) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such In-the-Money Company Stock Option multiplied by (B) the total number of shares of Company Common Stock subject to such In-the-Money Company Stock Option as of immediately prior to the Effective Time, with the aggregate amount rounded down to the nearest cent, and (ii) with respect to a Cash Award received in substitution for the cancellation of a Company Stock-Based Award, the product of (A) the number of shares of Company Common Stock subject to such Company Stock-Based Award as of immediately prior to the Effective Time multiplied by (B) the Merger Consideration; provided, that the number of shares of Company Common Stock subject to a performance-based restricted stock unit award with a performance period that ends after the Effective Time will be determined pursuant to the applicable award agreement.

“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“CFIUS Approval” means (i) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (iii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transaction to the President of the United States and either (A) the President of the United States makes a decision not to suspend or prohibit such transaction pursuant to his authorities under Section 721 of the DPA or (B) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” shall mean all employee or director compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, fringe benefit or similar plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent).

“Company By-Laws” shall mean the Second Amended and Restated By-Laws of the Company, as they may be amended from time to time.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

“Confidentiality Agreements” shall mean (i) the Confidentiality Agreement, dated as of April 6, 2022, by and between Permira Advisers LLC and the Company, (ii) the Confidentiality Agreement, dated as of April 6, 2022, by and between Hellman & Friedman Advisors LLC and the Company and (iii) the Clean Team Agreement, dated as of April 11 2022, by and among the Company, Hellman & Friedman Advisors LLC, Permira Advisers LLC and certain other parties thereto.

“Company Equity Award” shall mean each Company Stock Option and each Company Stock-Based Award.

“Company Foreign Plan” shall mean each Company Benefit Plan that is subject to or governed by the Laws of any jurisdiction other than the United States.

“Company Intellectual Property” shall mean all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Material Adverse Effect” shall mean any developments, occurrences, events, effects, circumstances or changes that (x) prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the Company from consummating the Merger by the End Date or (y) considered individually or together with all other developments, occurrences, events, effects, circumstances or changes, have had or resulted in, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that for purposes of clause (y), none of the following, and no developments, occurrences, events, effects, circumstances or changes arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in global, foreign, national or regional economic, political or geopolitical conditions or events in general, in each case, in the United States or elsewhere in the world, or any escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, (ii) (x) changes in the equity, credit, debt, financial, currency or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world and (y) anti-dumping actions, international tariffs, trade policies or disputes or any “trade war” or similar actions, (iii) general changes or developments in the industries or any market in which the Company and its Subsidiaries operate or changes in the general business or economic conditions affecting any such industries or markets, (iv) changes in Laws or regulations (or authoritative interpretations thereof), (v) the execution and delivery of this Agreement and the other Transaction Documents, the pendency or consummation of the Merger or the other transactions contemplated hereby or thereby, or the announcement of any of the foregoing, (vi) the identity of Parent or any of its Affiliates as the acquiror of the Company or any communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (vii) compliance with the terms of, or the taking of any action specifically required by, or the failure to take any action specifically prohibited by, this Agreement or the other Transaction Documents or consented to in writing by Parent or any of its Affiliates or requested by Parent or any of its Affiliates (other than the requirement that the Company and its Subsidiaries use reasonable best efforts to operate in the ordinary course of business), including, in each case of clauses (v), (vi) and (vii), their impact on relationships with customers, suppliers, distributors, resellers, distribution partners, ecosystem partners, channel partners or employees or others having relationships with the Company or its Subsidiaries, (viii) (x) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, or escalation or general worsening of any of the foregoing or (y) acts of cyberterrorism (including by means of the use of mal-ware, malicious code or computer, network or system hacking) by or sponsored by a Governmental Entity, or escalation or general worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, (ix) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), pandemics (including Covid-19), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions, power outages or electrical black-outs, wild fires or other natural or man-made disasters or other similar force majeure events or occurrences (or escalation or worsening of any such events or occurrences or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing (including Covid-19 Measures)), (x) changes in generally accepted accounting principles or the authoritative interpretation thereof, (xi) any Transaction Litigation, (xii) any decline in the stock price or trading volume of the Company Common Stock or any failure to meet internal, published or other projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered, in and of themselves, in determining whether there is or has been a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby) or (xiii) any reduction in the credit rating of the United States; provided that if any of the developments, occurrences, events, effects, circumstances or changes in the foregoing clauses (i), (ii), (iii), (iv), (viii), (ix), (x) and (xiii) have had, or would reasonably be expected to have, a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other persons engaged in the same industry then such incremental disproportionate adverse effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred (and then only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition).

“Company Stock-Based Award” means an award of restricted stock units or performance restricted stock units granted under one of the Company’s Stock Plans.

“Company Stock Option” means an option to purchase shares of Company Common Stock granted under one of the Company Stock Plans.

“Company Stock Plans” shall mean (i) the Company 2014 Stock Option and Incentive Plan as amended from time to time and (ii) the Company 2009 Stock Option and Grant Plan as amended from time to time, including, in each case, of clauses (i) and (ii), any sub-plans thereunder, and (iii) each non-qualified stock option agreement or restricted stock unit award agreement governing any “employment inducement award” granted outside of the plans listed in clauses (i) and (ii) pursuant to the exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual.

“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement; provided, however, that “Contracts” shall not include any Company Benefit Plans.

“Covid-19” shall mean SARS-CoV-2 or the coronavirus (Covid-19) pandemic, including any intensification, resurgence, variants, evolutions or mutations of SARS-CoV-2 or the coronavirus (Covid-19) disease or related or associated epidemics, pandemics or disease outbreaks or public health emergencies.

“Covid-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other law, directive, pronouncement, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, relating to or in response to Covid-19, including the CARES Act and the Families First Coronavirus Response Act.

“Data Privacy/Security Requirements” means (i) the Company and its Subsidiaries’ publicly posted privacy and data security policies, (ii) all applicable rules of self-regulatory organizations concerning the Processing of Personal Information, and (iii) all Privacy Laws.

“Debt Financing Entities” shall mean each entity (including each agent and arranger) party to the Debt Commitment Letter (other than Parent or any of its Affiliates); provided that, in the event that any Additional Commitment Party (as defined in the Debt Commitment Letter) is added as a party to the Debt Commitment Letter after the date hereof, the term “Debt Financing Entities” shall include each such institution; provided, further, that the term “Debt Financing Entities” shall include each institution to any debt commitment letter or similar agreement for any alternative debt financing or replacement financing entered into in accordance with the terms of this Agreement.

“DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.

“Environmental Law” shall mean any Law relating to the protection of the environment or, solely as it relates to exposure to Hazardous Substances, human health.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Existing 2018 Indenture” shall mean that certain Indenture, dated as of March 20, 2018, by and between Zendesk, Inc., and Wilmington Trust, National Association, as amended, supplemented or otherwise modified from time to time.

“Existing 2020 Indenture” shall mean that certain Indenture, dated as of June 16, 2020, by and between Zendesk, Inc. and Wilmington Trust, National Association, as amended, supplemented or otherwise modified from time to time.

“Existing Notes” shall mean (1) the 0.25% Convertible Senior Notes due 2023 issued pursuant to the Existing 2018 Indenture and (2) the 0.625% Convertible Senior Notes due 2025 issued pursuant to the Existing 2020 Indenture.

“Existing Notes Indentures” shall mean the Existing 2018 Indenture and the Existing 2020 Indenture.

“Financing Entities” shall mean (i) each Debt Financing Entity and (ii) each Preferred Equity Financing Entity.

“Financing Entities Related Parties” shall mean the Financing Entities and their respective Affiliates and such Financing Entities’ and their respective Affiliates’ officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives and their respective successors and assigns.

“Financing Information” shall mean (i) audited consolidated balance sheets of the Company and its consolidated subsidiaries and related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2021 and, if the Closing Date occurs more than ninety (90) days after December 31, 2022, audited consolidated balance sheets of the Company and its consolidated subsidiaries and related audited consolidated statements of operations, comprehensive loss (gain), shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2022, and (ii) an unaudited balance sheet of the Company and its consolidated subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) that has been completed at least 45 days prior to the Closing Date and after the latest date for which audited financial statements have been completed pursuant to clause (i) above, and the related unaudited consolidated statements of operations and comprehensive loss (gain), stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the most recent three (3), six (6) or nine (9) month, as applicable, period (other than the fourth fiscal quarter period of any fiscal year) that has been completed prior to the Closing Date and after the latest date for which audited financial statements have been completed pursuant to clause (i) above and that has ended at least forty five (45) days before the Closing Date (in the case of this clause (ii), without the requirement to include footnote disclosure). Parent hereby acknowledges that it has received the audited financial statements described in clause (i) for the fiscal year December 31, 2021 and the unaudited financial statements described in clause (ii) for the fiscal quarter ended March 31, 2022.

“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware, as determined by a court of competent jurisdiction, with respect to the representations and warranties contained in Article 3 and Article 4 and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of a misrepresentation set forth in Article 3 and Article 4 (each, as modified by the applicable sections or subsections of the Company Disclosure Letter or Parent Disclosure Letter), as the case may be, (ii) the intention of such person that the counterparty rely on such misrepresentation to its detriment and (iii) such counterparty’s reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud or any torts (including fraud) based on negligence or recklessness.

“Government Contract” means any Contract between the Company or any of its Subsidiaries on the one hand, and (a) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization); (b) any prime contractor of any Governmental Entity in its capacity as a prime contractor to any Governmental Entity; or (c) any higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this sentence, in each case, on the other hand.

“Governmental Entity” shall mean any transnational, United States or foreign federal, state or local governmental, regulatory or administrative agency, commission, court, taxing authority, department, body, entity, official or authority, including any subdivision thereof.

“Hazardous Substance” shall mean any toxic, radioactive, or otherwise hazardous substance that is regulated under any Environmental Law.

“Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin, (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, databases, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“In-the-Money Company Stock Option” shall mean a Company Stock Option that has an exercise price per share of Company Common Stock that is less than the Merger Consideration.

“IT Systems” shall mean all software, computer systems, servers, websites, firmware, middleware, data communication lines, routers, hubs, switches, network equipment, computer hardware (including software loaded therein) and all other information technology equipment (and all associated documentation) owned, leased, licensed, or used by or on behalf of the Company and its Subsidiaries.

“Knowledge” shall mean (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(a) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Letter.

“Lien” shall mean any lien, claim, mortgage, deed of trust, encumbrance, pledge, security interest, equity or charge or other lien of any kind.

“Malicious Code” shall mean any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device or other program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, enable any person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT System, or any spyware or adware.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Parent Material Adverse Effect” shall mean developments, occurrences, events, effects, circumstances or changes that prevent, materially impair or materially delay or would reasonably be expected to prevent, materially delay or materially impair, the ability of Parent or Merger Sub to consummate the Merger by the End Date. “Permitted Lien” shall mean any Lien (a) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or with respect to liabilities that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) that is disclosed on the most recent audited condensed consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (d) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, that does not materially impair, individually or in the aggregate, the use or the marketability of the properties or the assets subject thereto as used by the Companies as of the date hereof, (e) consisting of minor defects or imperfections of title, easements (including for gas pipelines and power lines), declarations, covenants, rights of way, surface leases, ground leases to utilities, restrictions and other charges, instruments or encumbrances, in each case that would not reasonably be expected to materially impair, individually or in the aggregate, the use or marketability of such real property as used by the Company and its Subsidiaries as of the date hereof, (f) consisting of pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security Laws, (g) not created by the Company or its Subsidiaries that affects the underlying fee interest of any leased real property, including master leases or ground leases, but would not reasonably be expected to materially impair, individually or in the aggregate, the use of such leased real property as used by the Company and its Subsidiaries as of the date hereof, (h) relating to intercompany borrowings among a person and its wholly owned Subsidiaries, (i) that, individually or in the aggregate, does not and would not reasonably be expected to materially impair or affect the use or occupancy of the underlying asset to the Company and its Subsidiaries and (j) that was incurred in the ordinary course of business since the date of the most recent condensed consolidated balance sheet of the Company.

“person” shall mean an individual, corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person.

“Personal Information” shall mean any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify a natural person, including any information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data,” or other similarly-defined term under applicable Law.

“Preferred Equity Financing Entities” shall mean each entity party to the Preferred Equity Commitment Letter (other than Parent or any of its Affiliates); provided that the term “Preferred Equity Financing Entities” shall include each institution to any preferred equity commitment letter or similar agreement for any alternative preferred equity financing or replacement financing.

“Privacy Laws” shall mean all applicable Laws, governmental orders, and guidance issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected).

“Processing” shall mean any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Registered Company Intellectual Property” shall mean all Patents, registered Marks, registered Copyrights and domain name registrations (and applications therefor) included in the Company Intellectual Property.

“Regulatory Law” shall mean the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 in each case, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, merger control, antitrust, foreign direct investment and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Sanctioned Country” shall mean a country or territory which is (or whose government is) currently or has in the last five (5) years been itself the subject of or target of any Sanctions and Export Control Laws (for the purposes of this Agreement, Cuba, Iran, North Korea, Russian Federation, Sudan, Syria, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” shall mean a person (i) listed on any Sanctions and Export Control Laws-related list of designated persons maintained by a Governmental Entity, (ii) located, organized, or resident in a Sanctioned Country, or (iii) greater than 50% owned or controlled by one or more persons described in clause (i) or (ii) above.

“Sanctions and Export Control Laws” shall mean all U.S. and non-U.S. laws, regulations, rules, statutes and orders relating to (i) economic or trade sanctions, including the laws, regulations, rules, statutes and orders administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the United Kingdom, the European Union and each member state of the European Union and (ii) export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner or managing member (excluding partnerships or other entities in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership or other entity).

“Transaction Documents” shall mean this Agreement, each other document, certificate, and instrument being delivered pursuant to this Agreement (including the Commitment Letters and the Fee Funding Agreements) and the Confidentiality Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

2022 Bonus Plan	Section 5.5(c)
Action	Section 5.9(b)
Agreement	Preamble
Alternative Financing	Section 5.11(c)
Alternative Proposal	Section 5.3(f)(i)
Anti-corruption Laws	Section 3.10(c)
Book-Entry Shares	Section 2.3(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(a)
Change of Recommendation	Section 5.3(d)
Chosen Court	Section 8.5(a)
Closing	Section 1.2
Closing Date	Section 1.2
Collective Bargaining Agreement	Section 3.11(a)
Commitment Letters	Section 4.6(c)
Communication	Section 5.8
Company	Preamble
Company Acquisition Agreement	Section 5.3(e)
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Section 2.1(a)
Company Damage Cap	Section 7.2(d)
Company Disclosure Letter	Article 3
Company Employee	Section 5.5(a)
Company Material Contract	Section 3.18(a)
Company Meeting	Section 5.4(d)
Company Permits	Section 3.10(b)
Company Preferred Stock	Section 3.2(a)

Company Real Property	Section 3.21(b)
Company Related Parties	Section 7.2(d)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(d)
Company Software	Section 3.16(i)
Company Stockholder Approval	Section 3.3(b)
Company Stockholders	Recitals
Company Subsidiary Securities	Section 3.2(g)
Company Termination Fee	Section 7.2(a)
Consents	Section 5.6(a)
Contracting Parties	Section 8.15
control	Section 8.16(a)
controlled by	Section 8.16(a)
Copyrights	Section 8.16(a)
Debt Commitment Letter	Section 4.6(a)
Debt Financing	Section 4.6(a)
Debt Offer Documents	Section 5.13(c)
Debt/Preferred Commitment Letters	Section 4.6(b)
Debt/Preferred Financing	Section 4.6(b)
Definitive Agreements	Section 5.11(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Draft CFIUS Notice	Section 5.6(e)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Enforceability Limitations	Section 3.3(c)
Equity Award Consideration	Section 2.2(a)(ii)
Equity Commitment Letters	Section 4.6(c)
Equity Financing	Section 4.6(c)
Equity Investors	Section 4.6(c)
ESPP	Section 2.2(b)
Exchange Act	Section 3.4(a)
Failing Party	Section 7.2(c)
Fairness Opinions	Section 3.19
Fee Funding Agreement	Recitals
Fee Funding Agreements	Recitals
Final Record Holder List	Section 2.3(a)
Financing	Section 4.6(c)
Financing Amounts	Section 4.6(f)
GAAP	Section 3.5(b)
GS Opinion	Section 3.19
HSR Act	Section 3.4(a)
Indemnified Party	Section 5.9(b)
Interest and Expenses	Section 7.2(e)
Internal Controls	Section 3.6(a)
Intervening Event	Section 5.3(f)(ii)

IRS	Section 3.13(b)
Law	Section 3.10(a)
Laws	Section 3.10(a)
Marks	Section 8.16(a)
Match Period	Section 5.3(e)
Material Real Property Lease	Section 3.21(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Money Laundering Laws	Section 3.10(c)
Multiemployer Plan	Section 3.13(d)
New Plans	Section 5.5(b)
Non-Recourse Party	Section 8.15
Offers to Purchase	Section 5.13(c)
Old Plans	Section 5.5(b)
Option Consideration	Section 2.2(a)(i)
Order	Section 3.9
Parent	Preamble
Parent Damage Cap	Section 7.2(e)
Parent Disclosure Letter	Article 4
Parent Related Parties	Section 7.2(e)
Parent Termination Fee	7.1(b)
Patents	Section 8.16(a)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Preferred Equity Commitment Letter	Section 4.6(b)
Preferred Equity Financing	Section 4.6(b)
Prohibited Modifications	Section 5.11(b)
Proxy Statement	Section 3.14
Qatalyst Opinion	Section 3.19
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Action	Section 5.6(b)
Representatives	Section 5.2(a)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.5(a)
Securities Act	Section 3.4(a)
Share	Section 2.1(a)
Shares	Section 2.1(a)
Specified Exercise	Section 5.13(d)
Superior Proposal	Section 5.3(f)(iii)
Surviving Corporation	Section 1.1
Takeover Notice Period	Section 5.3(e)
Tax Return	Section 3.15(b)
Taxes	Section 3.15(b)
Termination Date	Section 5.1(a)

Trade Secrets	Section 8.16(a)
Transaction Litigation	Section 5.10
Unconverted Shares	Section 2.1(a)
under common control with	Section 8.16(a)
willful breach	Section 7.3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZORO BIDCO, INC.

By:	/s/ Alex Vander Linde
	Name:	Alex Vander Linde
	Title:	President

ZORO MERGER SUB, INC.

By:	/s/ Alex Vander Linde
	Name:	Alex Vander Linde
	Title:	President

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZENDESK, INC.

By:	/s/ Mikkel Svane
	Name:	Mikkel Svane
	Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]